Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

April 22, 2005

by and among

BECKMAN COULTER, INC.,

BCI NEW CO, INC.

and

AGENCOURT BIOSCIENCE CORPORATION

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Section 2.21	Books and Records

Section 2.22	Accounts and Notes Receivable

Section 2.23	Inventory

Section 2.24	Customers and Distributors

Section 2.25	Title to and Condition of the Assets; Leases

Section 2.26	Certain Business Practices

Section 2.27	Interested Party Transactions

Section 2.28	Brokers’ Fees

Section 2.29	No Additional Representations and Warranties

Article III.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Section 3.1	Corporate Organization

Section 3.2	Due Authorization

Section 3.3	No Conflict

Section 3.4	Litigation and Proceedings

Section 3.5	Governmental Authorities; Consents

Section 3.6	Financial Ability

Section 3.7	Brokers’ Fees

Article IV.	COVENANTS OF AGENCOURT

Section 4.1	Conduct of Business

Section 4.2	Inspection

Section 4.3	HSR Act

Section 4.4	Stockholder Approval

Section 4.5	Notification

Section 4.6	No Negotiation

Section 4.7	Best Efforts

Article V.	COVENANTS OF ACQUIROR

Section 5.1	HSR Act

Section 5.2	Indemnification and Insurance

Section 5.3	Employee Matters

Section 5.4	Maintenance of Agencourt Facilities

Article VI.	JOINT COVENANTS

Section 6.1	Confidentiality

Section 6.2	Support of Transaction

Section 6.3	Polony

Article VII.	CLOSING

Section 7.1	Filing of Certificate of Merger

Section 7.2	Closing

Article VIII.	CONDITIONS TO OBLIGATIONS

Section 8.1	Conditions to Obligations of Acquiror, Merger Sub and Agencourt

Section 8.2	Conditions to Obligations of Acquiror and Merger Sub

Section 8.3	Conditions to Obligations of Agencourt

Article IX.	SURVIVAL AND INDEMNIFICATION

Section 9.1	Survival

Section 9.2	Indemnification

Section 9.3	Sole Remedy

Article X.	TERMINATION/EFFECTIVENESS

Section 10.1	Termination

Section 10.2	Effect of Termination

Article XI.	CERTAIN DEFINITIONS

Article XII.	HOLDER REPRESENTATIVE

Section 12.1	Designation and Replacement of Holder Representative

Section 12.2	Authority and Rights of Holder Representative; Limitations on Liability

Article XIII.	MISCELLANEOUS

Section 13.1	Waiver

Section 13.2	Notices

Section 13.3	Assignment

Section 13.4	Rights of Third Parties

Section 13.5	Expenses

Section 13.6	Construction

Section 13.7	Captions; Counterparts

Section 13.8	Entire Agreement; Schedules

Section 13.9	Amendments

Section 13.10	Publicity

Section 13.11	Severability

Section 13.12	Enforcement

Schedules

Schedule 1.5 – Contingent Payments

Schedule 2.1 – Corporate Organization of Agencourt

Schedule 2.2 – Subsidiaries

Schedule 2.3 – Capitalization of Agencourt

Schedule 2.4 – Capitalization of Subsidiaries

Schedule 2.6 – No Conflict

Schedule 2.7 – Financial Statements

Schedule 2.8 – Absence of Certain Changes or Events

Schedule 2.9 – Contracts; No Defaults

Schedule 2.10 – Intellectual Property

Schedule 2.11 – Leased Real Property

Schedule 2.12 – Litigation and Proceedings

Schedule 2.13 – Employee Benefits

Schedule 2.14 – Labor Relations

Schedule 2.15 – Legal Compliance

Schedule 2.16 – Environmental Matters

Schedule 2.17 – Taxes

Schedule 2.18 – Governmental Authorities; Consents

Schedule 2.19 – Licenses, Permits, and Authorizations

Schedule 2.20 – Insurance

Schedule 2.21 – Books and Records

Schedule 2.22 – Accounts and Notes Receivable

Schedule 2.23 – Inventory

Schedule 2.24 – Customers and Distributors

v

Schedule 2.25 – Title to Assets; Leases

Schedule 2.26 – Certain Business Practices

Schedule 2.27 – Interested Party Transactions

Schedule 2.28 – Brokers’ Fees

Schedule 3.3 – No Conflict

Schedule 3.5 – Governmental Authorities; Consents

Schedule 3.7 – Brokers’ Fees

Schedule 4.1 – Conduct of Business

Schedule 5.3(b) – Employee Matters

Exhibits

Exhibit A – Form of Certificate of Merger

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Escrow Agreement

Exhibit D – Form of Stockholders Agreement

Exhibit E – Form of Non–Competition Agreement

Exhibit F – Form Opinion of Agencourt’s Counsel

Exhibit G – Form of Opinion of Acquiror’s Counsel

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 22, 2005, is entered into by and among Beckman Coulter, Inc., a Delaware corporation (“Acquiror”), BCI New Co, Inc, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Agencourt Bioscience Corporation, a Delaware corporation (“Agencourt”), and R. Brian McKernan, solely in his capacity as the initial Holder Representative (as defined below) hereunder.

PLAN OF MERGER

A.            The Boards of Directors of Acquiror, Merger Sub and Agencourt have each determined that it is in the best interests of their respective stockholders for Acquiror to acquire Agencourt upon the terms and subject to the conditions set forth herein.

B.            Acquiror, Merger Sub and Agencourt (Merger Sub and Agencourt sometimes being referred herein to as the “Constituent Corporations”) are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into Agencourt, with Agencourt being the surviving corporation.  This merger (the “Merger”) will be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and Agencourt in substantially the form of Exhibit A hereto (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time of the Merger (as defined below).

C.            In furtherance of such acquisition, the Boards of Directors of Acquiror, Merger Sub and Agencourt have each approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), subject to conditions set forth herein.

D.            Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Agencourt, as the surviving corporation in the Merger (hereinafter referred to for the periods on and after the Effective Time of the Merger as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned Subsidiary of Acquiror.

E.             On and after the Effective Time of the Merger, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereforth attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

F.             At the Effective Time of the Merger, the Certificate of Incorporation and By-laws of Agencourt shall become the Certificate of Incorporation and By-laws of the Surviving Corporation, until thereafter amended as provided therein and under the DGCL, and the directors and

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officers of the Merger Sub immediately prior to the Effective Time of the Merger shall become the directors and officers of the Surviving Corporation.

G.            Concurrently with the execution of this Agreement, Acquiror and the Founders, who hold, in the aggregate, a number of shares of Agencourt Common Stock entitling the holders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of Agencourt, have entered into a voting agreement (the “Voting Agreement”), a copy of which is attached hereto as Exhibit B, pursuant to which the Founders have agreed to vote all shares of Agencourt Common Stock held by the Founders in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

H.            For certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Holders (as defined below) of Agencourt Common Stock, Warrants and Converted Options.

I.              Certain capitalized terms used herein have the meanings ascribed to such terms in Article XI hereof.

AGREEMENT

In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, Acquiror, Merger Sub and Agencourt agree as follows:

ARTICLE I.  THE MERGER

Section 1.1            Conversion of Agencourt Shares, Warrants and Options.

(a)         At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any Holder of Agencourt Common Stock, each share (a “Common Share”) of Agencourt Common Stock that is then issued and outstanding (other than shares of Agencourt Common Stock, if any, held in the treasury of Agencourt, which treasury shares shall be canceled as part of the Merger, and other than shares of Agencourt Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Agencourt Common Stock to dissent from the Merger and require appraisal of their shares of Agencourt Common Stock (“Dissenting Stockholders”), which shares of Dissenting Stockholders will not constitute “Common Shares” hereunder and shall hereafter be referred to as “Dissenting Shares”), each unexercised warrant to purchase Common Shares that is then outstanding (such warrants being referred to as the “Warrants”), each unexercised option to purchase Common Shares (whether or not vested) that is held by any Person that is not an employee of Agencourt that is then outstanding (such options being referred to as the “Non-Employee Options”) and each unexercised option to purchase Common Shares (to the extent such option is vested) that is held by any employee of Agencourt that is then outstanding (such options being referred to as the “Vested Employee Options,” and together with the Non-Employee Options, the “Converted Options”) shall thereupon be converted into and become the right to receive the applicable portion of the Total Consideration to Holders as determined pursuant to this Article I.

(b)        At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, no par value per share, of Merger Sub shall be converted into one Common Share of the Surviving Corporation.

(c)         The “Merger Consideration” shall consist of the sum of the Initial Merger Consideration, the Contingent Merger Consideration, the Escrow Amount, the Bonus Payments and the

Polony Payments.  The “Total Consideration to Holders” shall consist of the sum of the Initial Merger Consideration, the Contingent Merger Consideration and, to the extent due to them in accordance with this Agreement and the Escrow Agreement, the Escrow Amount.  The “Initial Merger Consideration” shall consist of Ninety-Three Million ($93,000,000) United States Dollars in cash, less the sum of (i) the Estimated Closing Date Funded Debt, (ii) the Estimated Net Current Asset Deficiency, if the Closing Date Net Current Assets are estimated to be less than $0, and (iii) the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 1.7.  No later than five (5) Business Days prior to the Closing Date, Agencourt shall prepare and deliver to Acquiror a written statement setting forth (x) Agencourt’s estimate of the Funded Debt as of the Closing Date (the “Estimated Closing Date Funded Debt”) and (y) Agencourt’s estimate of the Net Current Assets as of the Closing Date (the “Estimated Closing Date Net Current Assets”).

(d)        The Funding Amount shall be allocated among the holders of the Common Shares, the Warrants and the Converted Options (each a “Holder” and jointly the “Holders”) as set forth below in this Section 1.1(d).  Subject to Section 1.2(b), each Holder of Common Shares shall be entitled to receive a portion of the Funding Amount equal to (i) the Cash Per Fully Diluted Common Share, multiplied by the number of Common Shares held by such Holder immediately prior to the Effective Time of the Merger (but not including any Common Shares issuable upon the exercise of any Warrants or Converted Options held by such Holder immediately prior to the Effective Time of the Merger), minus (ii) the amount of any Taxes required to be withheld under applicable law with respect to such payments.  Each Holder of Warrants shall be entitled to receive a portion of the Funding Amount equal to (x) the Cash Per Fully Diluted Common Share, multiplied by the aggregate number of Common Shares issuable upon exercise in full of all Warrants held by such Holder immediately prior to the Effective Time of the Merger, minus (y) the aggregate cash exercise price payable upon exercise of all Warrants held by such Holder immediately prior to the Effective Time of the Merger and minus (z) the amount of any Taxes required to be withheld under applicable law with respect to such payments.  Each Holder of Converted Options shall be entitled to receive a portion of the Funding Amount equal to (x) the Cash Per Fully Diluted Common Share, multiplied by the aggregate number of Common Shares issuable upon exercise in full of all Converted Options (whether or not then exercisable) held by such Holder immediately prior to the Effective Time of the Merger, minus (y) the aggregate cash exercise price payable upon exercise of all Converted Options held by such Holder immediately prior to the Effective Time of the Merger and minus (z) the amount of any Taxes required to be withheld under applicable law with respect to such payments.  For purposes of the foregoing, the “Cash Per Fully Diluted Common Share” shall mean (A) the sum of (1) the Initial Merger Consideration, plus (2) the Aggregate Warrant Exercise Price (defined below), plus (3) the Aggregate Converted Option Exercise Price (defined below), divided by (B) the Aggregate Fully Diluted Common Shares.  The “Aggregate Fully Diluted Common Shares” shall be the sum of: (a) the aggregate number of Common Shares held by all Holders immediately prior to the Effective Time of the Merger, plus (b) the aggregate number of Common Shares issuable upon the exercise in full of all Warrants held by all Holders immediately prior to the Effective Time of the Merger, plus (c) the aggregate number of Common Shares issuable upon the exercise in full of all Converted Options (whether or not then exercisable) held by all Holders immediately prior to the Effective Time of the Merger, plus (d) the aggregate number of Dissenting Shares (if any).  The “Aggregate Warrant Exercise Price” shall mean the sum of the exercise prices payable upon exercise in full of all Warrants held by all Holders of Warrants immediately prior to the Effective Time of the Merger.  The “Aggregate Converted Option Exercise Price” shall mean the sum of the exercise prices payable upon exercise in full of all Converted Options held by all Holders of Converted Options immediately prior to the Effective Time of the Merger.

(e)         All unvested options to acquire Common Shares held by employees of Agencourt that are outstanding at the Effective Time (the “Exchanged Options”) shall be exchanged for deferred compensation credits under a plan to be established by Acquiror (the “Substitute Option Plan”).  The Substitute Option Plan will provide that the deferred compensation credit with respect to each Exchanged

Option will have (i) a vesting schedule mutually agreed upon by the Holder Representative and Acquiror and (ii) a value equal to (x) the Total Consideration to Holders per share payable to Holders of Converted Options minus (y) the aggregate cash exercise price payable upon exercise of all Exchanged Options held by such employee immediately prior to the Effective Time of the Merger.  The deferred compensation credits will be paid, less withholding under applicable law, as soon as administratively feasible following the dates of vesting.

Section 1.2            Payment of the Funding Amount and Exchange of Certificates.

(a)         Immediately prior to the Effective Time of the Merger, Acquiror will pay to an exchange agent (the “Exchange Agent”) selected by Agencourt and reasonably acceptable to Acquiror, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to the Initial Merger Consideration minus the product of (i) the number of Dissenting Shares (if any) and (ii) the Cash Per Fully Diluted Common Share.  Upon (A) payment by Acquiror to the Exchange Agent of the Funding Amount and (B) payment by Acquiror to the Holder Representative of the estimated Holder Allocable Expenses pursuant to Section 1.7, Acquiror shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration other than (1) Acquiror’s obligation to pay the Contingent Merger Consideration, if and to the extent it comes due, in accordance with Section 1.5, (2) the obligation of Acquiror or the Surviving Corporation to make payments to Dissenting Stockholders, if any, following the Effective Time of the Merger, up to a maximum of the product of the number of Dissenting Shares (if any) and the Cash Per Fully Diluted Common Share, (3) the obligation of the Acquiror to pay to the Escrow Agent the Escrow Amount, (4) the obligation of the Acquiror to pay to the Escrow Agent the Adjustment Amount, if a positive number, pursuant to Section 1.4(c)(v), (5) the obligation of the Acquiror or Surviving Corporation to make the Bonus Payments and (5) the obligation of the Acquiror to make the Polony Payments.

(b)        After the Effective Time of the Merger, each Holder of an outstanding certificate or certificates for Common Shares, Warrants or Converted Options (collectively, the “Certificates”), upon surrender of such Certificates to the Exchange Agent (or, in the case of a Holder of Converted Options, upon delivery of a Holder Acknowledgment to the Exchange Agent), shall be entitled to receive from the Exchange Agent on Acquiror’s behalf in exchange therefor such portion of the Funding Amount calculated in accordance with Section 1.1(d); provided, however, that any payment shall be reduced by the amount of any Taxes required to be withheld under applicable law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Surviving Corporation for disbursement to the applicable Governmental Authority.  Pending such surrender and exchange (or, in the case of a Holder of Warrants or Converted Options, upon such delivery of a Holder Acknowledgment), a Holder’s Certificate or Certificates representing the Common Shares, Warrants or Converted Options shall be deemed for all purposes (other than the exchange contemplated by this Section 1.2) to evidence a right to receive such Holder’s applicable portion of the Total Consideration to Holders.

(c)         Promptly following the date which is the earlier of (i) the date upon which the Exchange Agent has received Certificates and Holder Acknowledgements representing all Common Shares, Warrants or Converted Options that are outstanding at the Effective Time (other than Certificates representing Dissenting Shares) and has dispersed the entire Funding Amount or (ii) one (1) year after the Effective Time of the Merger, Acquiror will instruct the Exchange Agent to deliver to Acquiror all cash, Certificates, Holder Acknowledgments and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties will terminate.  Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares) and each holder of Warrants or Converted Options who has not delivered a Holder Acknowledgment may surrender such Certificate or deliver such Holder Acknowledgement to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and Acquiror will promptly pay, such

Holder’s applicable portion of the Total Consideration to Holders, without any interest thereon other than with respect to the Escrow Amount pursuant to Section 9.2(g) and Section 9.2(h).

(d)        In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Funding Amount deliverable in respect thereof as determined in accordance with this Article I.

(e)         The Contingent Merger Consideration shall be allocated among the Holders of the Common Shares, the Warrants and the Converted Options.  Each Holder shall be entitled to receive a portion of the Contingent Merger Consideration equal to the product of (i) such Holder’s Applicable Percentage, multiplied by (ii) the aggregate Contingent Merger Consideration payable to all Holders, if any.

(f)         The Escrow Amount shall be allocated among the Holders of the Common Shares, the Warrants and the Converted Options.  Each Holder shall be entitled to receive a portion of the Escrow Amount to the extent due to them in accordance with this Agreement and the Escrow Agreement equal to the product of (i) such Holder’s Applicable Percentage, multiplied by (ii) the aggregate Escrow Amount payable to all Holders, if any.

(g)        The Bonus Payments shall be allocated among those employees of the Surviving Corporation at such times, in such amounts and to such employees (including the Founders) as mutually agreed by the Holder Representative and Acquiror in accordance with Section 5.3(f).

(h)        Withholding Taxes.  The Founders shall cause Agencourt to calculate the proper amount of Taxes required to be withheld for each Holder and/or required to be paid by Agencourt with respect to each distribution of the Total Consideration to Holders.  Such Tax withholding information shall be provided to the Escrow Agent, the Exchange Agent, the Holder Representative, the Surviving Corporation and the Acquiror, as applicable, in order to permit them to make the distributions to Holders required by this Agreement and to remit the applicable Tax withholding amount to the Surviving Corporation.  Acquiror shall cause, with the cooperation of the Founders, the Surviving Corporation to deposit such Tax withholdings on a timely basis with the relevant taxing authorities.

Section 1.3            Effective Time of the Merger; Closing Date.  On the Closing Date, Merger Sub and Agencourt shall cause the Certificate of Merger, effective as of the Closing Date, to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL.  For purposes of this Agreement, the “Effective Time of the Merger” shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of the State of Delaware and has become effective in accordance with the DGCL; and the term “Closing Date” shall mean the date that is five (5) Business Days after the date on which all of the conditions set forth in Article VIII have been satisfied or waived, or such other date as Acquiror and Agencourt may mutually agree.

Section 1.4            Adjustments to Merger Consideration.

(a)         As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereof, the Holder Representative shall prepare, cause Agencourt’s certified public accountants to audit and opine upon and deliver to Acquiror (i) a consolidated balance sheet of Agencourt and its consolidated Subsidiaries as of the Closing (the “Closing Balance Sheet”), (ii) a calculation of the aggregate principal amount of all Funded Debt of Agencourt and its consolidated Subsidiaries, if any, as of the Closing Date as set forth on the Closing Balance Sheet (the “Closing Date Funded Debt”), and (iii) a calculation of the Net Current Assets as of the Closing Date as set forth on the Closing Balance

Sheet (the “Closing Date Net Current Assets”).  The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistent with the preparation of the historical consolidated financial statements of Agencourt and its consolidated Subsidiaries, and shall fairly present the consolidated financial position of Agencourt and its consolidated Subsidiaries as of the Closing.  The Closing Balance Sheet shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Audited Financial Statements.  Following the Closing, Acquiror shall provide the Holder Representative and its representatives access to the records and employees of Agencourt and its Subsidiaries to the extent necessary for the preparation of the Closing Balance Sheet and shall cause the employees of Agencourt to cooperate with the Holder Representative and its representatives in connection with its preparation of the Closing Balance Sheet.

(b)        If Acquiror shall disagree with the calculation of the Closing Date Funded Debt or the Closing Date Net Current Assets, it shall notify the Holder Representative of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty(60) days after its receipt of the Closing Balance Sheet.  In the event that Acquiror does not provide such a notice of disagreement within such sixty (60) day period, Acquiror shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Funded Debt and the Closing Date Net Current Assets delivered by the Holder Representative, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Date Funded Debt or the Closing Date Net Current Assets.  If, at the end of such period, they are unable to resolve any such disagreements, then an independent accounting firm of recognized national standing mutually selected by Acquiror and the Holder Representative (the “Auditor”) shall resolve any remaining disagreements.  Each party will submit to the Auditor such work papers and other documents and information related to the disputed issues as the Auditor may request and are available to that party or its independent public accountants and will be afforded the opportunity to present to the Auditors any material related to the determination and to discuss the determination with the Auditor.  The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.4(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Funded Debt or the Closing Date Net Current Assets requires adjustment.  The fees and expenses of the Auditor shall be paid one-half by Acquiror and one-half by the Holder Representative as a Holder Allocable Expense pursuant to Section 1.7.  The determination of the Auditor shall be final, conclusive and binding on the parties.  The date on which the Closing Date Funded Debt and the Closing Date Net Current Assets are finally determined in accordance with this Section 1.4(b) is hereinafter referred as to the “Determination Date.”

(c)         Based on the determination of the final Closing Date Funded Debt and Closing Date Net Current Assets pursuant to Section 1.4(b), the Escrow Amount shall be adjusted as follows:

(i)            The “Funded Debt Adjustment Amount,” which may be positive or negative, shall mean the Estimated Closing Date Funded Debt minus the Closing Date Funded Debt.

(ii)           The “NCA Adjustment Amount,” which may be a positive or negative number, shall mean the following: (A) if the Estimated Closing Date Net Current Assets is positive and the Closing Date Net Current Assets is positive, then the Closing Date Net Current Assets minus the Estimated Net Current Assets, (B) if the Estimated Closing Date Net Current Assets is positive and the Closing Date Net Current Assets is negative, then the Closing Date Net Current Assets minus the Estimated Closing Date Net Current Assets, (C) if the Estimated Closing Date Net Current Assets is

negative and the Closing Date Net Current Assets is positive, then the sum of the absolute value of the Estimated Closing Date Net Current Assets plus the Closing Date Net Current Assets, and (D) if the Estimated Closing Date Net Current Assets is negative and the Closing Date Net Current Assets is negative, then the Closing Date Net Current Assets minus the Estimated Closing Date Net Current Assets.

(iii)          The “Adjustment Amount,” which may be a positive or negative number, shall mean the sum of the Funded Debt Adjustment Amount and the NCA Adjustment Amount.

(iv)          The “Escrow Adjustment Amount,” which may be a positive or negative number, shall mean the sum of the of the Estimated Net Current Asset Surplus, if any, plus (ii) the Adjustment Amount (positive or negative) minus (iii) the Uncollected Receivables.

(v)           If the Adjustment Amount is a positive number, then Acquiror shall pay such Adjustment Amount, within fifteen (15) days after the Determination Date, to the Escrow Agent to be included in the Escrow Amount.

(vi)          If the Escrow Adjustment Amount is a positive number, then the Escrow Agent shall pay the Escrow Adjustment Amount, within fifteen (15) days after the Determination Date, to the Holders in accordance to Section 1.2(f).

(vii)         If the Escrow Adjustment Amount is a negative number, then the Escrow Agent shall pay, within fifteen (15) days after the Determination Date, to the Acquiror from the Escrow Amount the absolute value of the Escrow Adjustment Amount without any threshold amount and without any limit (other than the sum of the Escrow Amount and the Contingent Merger Consideration).  If such Escrow Adjustment Amount is greater than the Escrow Amount, then Acquiror shall have the right to offset the difference from the Contingent Merger Consideration.

Section 1.5            Contingent Payments.  Subject to the remainder of this Section 1.5 and contingent upon the occurrence of the events and achieving the goals set forth herein, the Acquiror shall make the payments set forth below in Section 1.5(a) and Section 1.5(b) (collectively, the “Contingent Merger Consideration”) to the Holders in accordance with Section 1.2(e).

(a)         Kit Development Contingent Payments.

(i)            Contingent upon the Surviving Corporation having “delivered” (as the root word “deliver” is hereafter defined) to the Acquiror, on or before December 31, 2007, the first product identified in Schedule 1.5(a), Acquiror shall pay to the Holders the sum of Two Million ($2,000,000) United States Dollars within fifteen (15) days after the delivery of such product; provided, however, no payment shall be made prior to January 1, 2006 even if such product has been delivered and such payment is earned prior to such date.  In the event that the first product identified in Schedule 1.5(a) is not delivered to Acquiror by December 31, 2007, the $2,000,000 Contingent Merger Consideration payment shall be reduced by $500,000 for each 6-month period of delay in delivering such product; provided that, if such first product is not delivered to Acquiror by June 30, 2009 then no Contingent Merger Consideration Payment will be made for such first product.

(ii)           Contingent upon the Surviving Corporation having “delivered” (as the root word “deliver” is hereafter defined) to the Acquiror, on or before December 31, 2007, the second product identified in Schedule 1.5(a), Acquiror shall pay to the Holders the sum of Six Million ($6,000,000) United States Dollars within fifteen (15) days after the delivery of the product; provided, however, no payment shall be made prior to January 1, 2006, even if such a product is delivered and such a payment is earned prior to such date.  If said second product is delivered after December 31, 2007, the amount due will be reduced by $1,000,000 for each 6 month period of delay in delivering such products provided that, if such second product is not delivered to Acquiror by June 30, 2009 then no Contingent Merger Consideration Payment will be made for such second product.

(iii)          A product in Schedule 1.5(a) shall be considered as delivered when the Acquiror is in receipt of (A) a product meeting all of the specifications therefore in Schedule 1.5(a), and (B) all of the documents for that product specified in Schedule 1.5(a).

(iv)          Contingent upon the Surviving Corporation having “delivered” to the Acquiror (as the root word “delivered” is defined above), at any time after the Closing and prior to thirty-six (36) months after the Closing Date, in any order, products three through eight identified in Schedule 1.5(a), Acquiror shall pay to the Holders for each such delivered product within such time the sum of Two Million ($2,000,000) United States Dollars; provided, however, no payment shall be made prior to January 1, 2006 even if such a product is delivered and such a payment is earned prior to such date.

(b)        Net Revenue and Operating Income Contingent Payments.  Within fifteen (15) days after completion of the 2007 year-end audit of the Surviving Corporation, Acquiror shall pay to the Holders the sum of Ten Million ($10,000,000) United States Dollars for each of the Net Revenue Targets and Operating Income Targets set forth on Schedule 1.5(b) achieved by the Surviving Corporation during the 2007 calendar year.  Within 15 days after completion of the 2006 year-end audit of the Surviving Corporation, Acquiror shall pay to the Holders the sum of Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three ($3,333,333) United States Dollars for each of the Net Revenue Targets and Operating Income Targets set forth on Schedule 1.5(b) achieved by the Surviving Corporation during the 2006 calendar year.  If the Surviving Corporation achieves the 2007 Net Revenue Targets or the 2007 Operating Income Targets in the 2006 calendar year, the entire Ten Million ($10,000,000) United States Dollars (or Twenty Million ($20,000,000) United States Dollars if both are achieved) shall be due and payable to the Holders on January 8, 2008.  Any Contingent Merger Consideration paid to Holders for achieving 2006 Net Revenue Targets and 2006 Operating Income Targets shall be deducted from any Contingent Merger Consideration due and payable for achieving 2007 Net Revenue Targets and 2007 Operating Income Targets.

(c)         Obligations of Acquiror; Events of Acceleration.  Acquiror agrees to use reasonable commercial efforts to timely perform its obligations set forth in Schedule 1.5(a) (collectively, the “Contingent Obligations”).  Acquiror acknowledges that the ability of the Holders to earn the Contingent Merger Consideration is dependent on the Founders being able to operate and manage the Surviving Corporation substantially in accordance with the financial operating plan attached hereto as Schedule 1.5(c).  The entire Contingent Merger Consideration shall immediately become due and payable if Acquiror takes any action that, if not cured within 45 days after receipt of written notice from the Founders, would have a Material Adverse Effect on the Holders’ ability to earn the Contingent Merger Consideration.  For avoidance of doubt, without limiting the foregoing, the termination of any Founder without Good Cause or the relocation of the facility or the transfer of any employees of the Surviving Corporation to another Acquiror location without the consent of the Founders shall be deemed to have a Material Adverse Effect on the Holders’ ability to earn the Contingent Merger Consideration.

Section 1.6            Escrow Amount.  On the Closing Date, an amount equal to Seven Million ($7,000,000) United States Dollars plus the Estimated Net Current Asset Surplus, if the Estimated Closing Date Net Current Assets exceed $0 (the “Escrow Amount”) shall be paid by Acquiror to a mutually agreed upon escrow agent (the “Escrow Agent”) to be held in escrow and used for the purposes of and in accordance with Section 1.4(c) and Article IX.  The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as

Exhibit C hereto (the “Escrow Agreement”) and distributed to the Holders or the Acquiror, as the case may be, in accordance with Section 1.2(f), Section 1.4(c) and Article IX.

Section 1.7            Holder Allocable Expenses.  On or prior to the Closing Date, the Holder Representative will provide to Acquiror an estimate (which estimate may include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known and determinable) of the following fees and expenses that may be incurred by the Holder Representative on behalf of Agencourt and the holders of Common Shares, Warrants and/or Converted Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (a) the fees and disbursements of special outside counsel to Agencourt and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by Agencourt and/or the Holder Representative in connection with the Merger, (c) if necessary, one-half of the fees and expenses of the Auditor and (d) the expenses of the Holder Representative incurred in such capacity (the “Holder Allocable Expenses”).  In no event will Acquiror or the Holder Representative be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative by Acquiror under this Section 1.6.  Immediately prior to the Effective Time of the Merger and concurrently with the payment to the Exchange Agent of the Funding Amount in accordance with Section 1.2(a), Acquiror shall pay to the Holder Representative by wire transfer of immediately available funds an amount equal to the Holder Allocable Expenses.  Any unused reserve for Holder Allocable Expenses shall be allocated and distributed to the Holders in accordance with each Holder’s Applicable Percentage, at such time as the Holder Representative reasonably determines that there all Holder Allocable Expenses have been paid and no further Holder Allocable Expenses are likely to arise.

Section 1.8            Dissenting Shares.  Notwithstanding the foregoing provisions of this Article I, Dissenting Shares shall not be converted into a right to receive the Total Consideration to Holders and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to dissenters’ rights as provided in Section 262 of the DGCL, or (b) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Common Share and shall be treated as if it had been converted, as of the Effective Time of the Merger, into a right to such holder’s Applicable Percentage of the Total Consideration to Holders as provided in Section 1.2, without interest thereon other than with respect to the Escrow Amount pursuant to Section 9.2(g) and Section 9.2(h).

Section 1.9            Tax Returns.  The Founders shall cause the proper officers and employees of Agencourt to prepare and file all Tax Returns of Agencourt that are required to be filed for taxable years or periods ending on or before the Effective Time of the Merger.  To the extent the Taxes due on such Tax Returns were accrued on the Closing Balance Sheet, the Surviving Corporation and/or Acquiror shall pay the Taxes using the amount accrued on the Closing Balance Sheet.  If there is a shortfall in the accrued amount versus the actual Taxes due and there are no Tax attributes arising before the Effective Time of the Merger available to offset such shortfall, including but not limited to Net Operating Loss carryovers, R&D tax credits and Tax deductions resulting from the Converted Options and bonus payments made within 75 days after the Effective Time of the Merger, such shortfall shall be deducted from the Escrow Amount and paid to Acquiror without any threshold amount and without any limit (other than the sum of the Escrow Amount and the Contingent Merger Consideration).  If such shortfall is greater than the Escrow Amount, then Acquiror shall have the right to offset the difference from the Contingent Merger Consideration.  If the accrued amount is greater than the actual Taxes due, such excess shall be added to Escrow Amount and deposited by Acquiror with the Escrow Agent and distributed to the Holders or the Acquiror, as the case may be, in accordance with Section 1.2(f), Section 1.4(c) and Article IX.  Such Tax Returns will be prepared consistently with the Tax practices following previously filed Tax Returns of Agencourt and its Subsidiaries and in accordance with the most recent Tax practices as to elections and accounting methods of Agencourt and its Subsidiaries.  Acquiror shall file or cause the Surviving Corporation to file when due all Tax Returns that are required to be filed for taxable years or periods ending after the Effective Time of the Merger and shall pay any Taxes due in respect of such Tax Returns.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF AGENCOURT

Agencourt represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true, correct and, to the extent specifically required therein, complete as of the date of this Agreement and will be true, correct and, to the extent specifically required therein, complete as of the Effective Time of the Merger (as though made then and as though the Effective Time of the Merger were substituted for the date of this Agreement throughout this Article II), except as set forth in the disclosure schedule attached to this Agreement and initialed by the parties (the “Disclosure Schedule”) and as supplemented pursuant to Section 4.5.  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered Sections and paragraphs contained in this Article II.

Section 2.1            Corporate Organization of Agencourt.  Agencourt has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The copies of the Certificate of Incorporation and By-laws of Agencourt previously made available by Agencourt to Acquiror are true, correct and complete.  Except as set forth in Schedule 2.1, Agencourt is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not be reasonably expected to have a Material Adverse Effect on Agencourt.

Section 2.2            Subsidiaries.  Set forth on Schedule 2.2 is a complete and accurate list of each Subsidiary of Agencourt.  Each Subsidiary of Agencourt has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The copies of the organizational documents of each Subsidiary of Agencourt previously made available by Agencourt to Acquiror are true, correct and complete.  Except as set forth in Schedule 2.2, each Subsidiary of Agencourt is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not be reasonably expected to have a Material Adverse Effect on Agencourt.

Section 2.3            Capitalization of Agencourt.

(a)         The authorized capital stock of Agencourt consists solely of (i) 30,000,000 shares of Common Stock, $0.0001 par value (“Agencourt Common Stock”), of which 18,943,407 shares are issued and outstanding as of the date hereof and (ii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of Agencourt Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in accordance with the Securities Act of 1933, as amended.

(b)        Except as set forth on Schedule 2.3, Agencourt has not granted any outstanding options (whether vested or unvested), warrants, purchase rights, subscription rights, exchange rights or other securities convertible into or exchangeable or exercisable for shares of Agencourt Common Stock or other capital stock of Agencourt, any other commitments or agreements providing for the issuance or sale of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Agencourt Common Stock or other capital stock of Agencourt, and there are no agreements of any kind which may obligate Agencourt to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Agencourt.

Section 2.4            Capitalization of Subsidiaries.  The outstanding shares of capital stock of each Subsidiary of Agencourt have been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth on Schedule 2.4, Agencourt owns of record and beneficially, directly or indirectly, all the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens other than Permitted Liens.  There are no outstanding options (whether vested or unvested), warrants, rights or other securities exercisable or exchangeable for any capital stock or other equity interests of any Subsidiary of Agencourt, any other commitments or agreements providing for the issuance of additional shares or other equity interests, the sale of treasury shares, or for the repurchase or redemption of shares of capital stock or other equity interests of any Subsidiary of Agencourt, or any agreements of any kind which may obligate any Subsidiary of Agencourt to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or any of its other equity interests.

Section 2.5            Due Authorization.

(a)         Agencourt has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Agencourt, and, except for approval of this Agreement and the transactions contemplated hereby by the stockholders of Agencourt in accordance with the DGCL, no other corporate proceeding on the part of Agencourt is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Agencourt and constitutes a legal, valid and binding obligation of Agencourt, enforceable against Agencourt in accordance with its terms, subject to (i) approval of this Agreement and the transactions contemplated hereby in accordance with the DGCL by the stockholders of Agencourt and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)        The affirmative vote of the holders of a majority of the shares of Agencourt Common Stock outstanding on the record date of such vote is the only vote of the holders of any class or series of the capital stock of Agencourt necessary (under applicable law or otherwise) to approve this Agreement and the Merger.

Section 2.6            No Conflict.  Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by Agencourt and the consummation of the transactions contemplated hereby does not and will not (a) violate any provision of, or result in the breach of the Certificate of Incorporation, By-laws or other organizational documents of Agencourt or any of its Subsidiaries, (b) conflict with, result in a breach of or constitute a default under, terminate or result in the termination of, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Agencourt Material Contract, (c) violate or breach any applicable law, rule, regulation, injunction, order, judgment, ruling, charge, decree or other restriction of any Government Authority, or (d) result in the creation of any Lien upon any of the properties or assets of Agencourt or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other third party, except to the extent that the occurrence of any of the foregoing would not have (i) a Material Adverse Effect on the ability of Agencourt to enter into and perform its obligations under this Agreement or (ii) a Material Adverse Effect on Agencourt.

Section 2.7            Financial Statements.  Attached as Schedule 2.7 are (a) the audited consolidated balance sheets and statements of income, cash flows and stockholders’ equity of Agencourt and its consolidated Subsidiaries as of, and for the periods ended, June 30, 2004, June 30, 2003 and June 30, 2002, together with the auditor’s report thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of Agencourt and its consolidated Subsidiaries as of March 31, 2005 (the “Interim Balance Sheet”) and the unaudited consolidated statement of income of Agencourt and its consolidated Subsidiaries for the nine-month period ended March 31, 2005 (the “Interim Income Statement” and, together with the Interim Balance Sheet, the “Interim Financial Statements”), all of which (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of the Audited Financial Statements, as otherwise stated in the footnotes or the audit opinion related thereto, copies of which are included in Schedule 2.7), and (ii) present fairly, in all material respects, the consolidated financial position of Agencourt and its consolidated Subsidiaries at the dates stated in such financial statements and the results of operations of Agencourt and its consolidated Subsidiaries for the periods stated therein (subject, in the case of the Interim Financial Statements, with respect to clauses (i) and (ii), to year-end adjustments and the absence of footnotes).  Neither Agencourt nor any of its Subsidiaries have any material liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) of a kind required to be shown on a consolidated balance sheet of Agencourt in accordance with GAAP, if such a balance sheet were to be prepared as of the date hereof, other than (A) liabilities reflected and reserved against on the Audited Financial Statements or the Interim Balance Sheet, (B) liabilities disclosed in Schedule 2.7, or (C) current liabilities incurred since March 31, 2005 in the ordinary course of business consistent with past practice since the respective dates thereof.  Whenever this Agreement refers to the Agencourt’s ordinary course of business consistent with past practice, it shall be understood that Agencourt only has a five year history and there may not exist a past practice to compare a current practice with to establish its consistency, and the absence of a past practice shall not be conclusive evidence of a failure to act in the ordinary course of business.

Section 2.8            Absence of Certain Changes or Events.  Except as set forth in Schedule 2.8, from June 30, 2004 to the date hereof, Agencourt and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has been no:

(a)         (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by Agencourt or any of its Subsidiaries to any of their respective employees, (ii) bonus, incentive compensation, severance, deferred compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of their employees, officers, directors or stockholders except in the ordinary course of business consistent with past practices, (iii) employee welfare, pension, insurance, retirement, profit-sharing or similar payment or arrangement made, adopted, modified, or agreed to by Agencourt or any of its Subsidiaries for any of their employees except pursuant to the existing Employee Plans described in Schedule 2.13 or (iv) new employment agreement to which Agencourt or any of its Subsidiaries is a party;

(b)        addition to or modification of the Employee Plans other than (i) contributions made in accordance with past practices of Agencourt and its Subsidiaries or (ii) the extension of coverage to employees of Agencourt or any of its Subsidiaries who became eligible after December 31, 2004;

(c)         sale, lease, assignment or other transfer or disposition of any material assets or property of Agencourt or its Subsidiaries other than in the ordinary course of business, or mortgage, pledge, or imposition of any Lien or other encumbrance on any asset or property, including the sale, lease, license or other disposition of any Intellectual Property;

(d)        cancellation of any claims, or Indebtedness or waiver of any material rights of Agencourt or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(e)         entry into, cancellation, termination or receipt of a notice of termination, or material amendment (other than amendments in the ordinary course of business, consistent with past practice) of any Agencourt Material Contract or Licenses;

(f)         capital expenditure or any incurring of liability therefor by Agencourt or any of its Subsidiaries, other than capital expenditures involving payments that do not, individually or in the aggregate, exceed $50,000;

(g)        failure to operate the business of Agencourt and its Subsidiaries in the ordinary course and consistent with past practice in any material respect so as to use reasonable efforts to preserve the business intact, to keep available the services of the employees, and to preserve the goodwill of Agencourt suppliers, customers and others having business relations with Agencourt or its Subsidiaries;

(h)        material change in accounting methods or practices by Agencourt or any of its Subsidiaries;

(i)          material revaluation by Agencourt or any of its Subsidiaries for financial reporting purposes of any of their respective material assets or properties, including, without limitation, writing off notes or accounts receivable;

(j)          damage to, destruction or loss of any asset or property (whether or not covered by insurance) that would have a Material Adverse Effect on Agencourt or any of its Subsidiaries;

(k)         material Indebtedness incurred by Agencourt or any of its Subsidiaries for borrowed money or any commitment to incur material Indebtedness entered into by Agencourt or any of its Subsidiaries (other than capital leases entered into in the ordinary course of business), or any material loans made or agreed to be made by Agencourt or any of its Subsidiaries (other than the advancement of expenses to employees of Agencourt or any of its Subsidiaries in the ordinary course of business);

(l)          declaration, setting aside for payment or payment of any dividends or other distributions in respect of any equity securities of Agencourt or any of its Subsidiaries or any redemption, purchase or other acquisition by Agencourt or any of its Subsidiaries of any of Agencourt’s or any of its Subsidiaries’ equity securities; and

(m)        any agreement, whether oral or written, by Agencourt or any of its Subsidiaries to do any of the foregoing.

Section 2.9            Contracts; No Defaults.

(a)         Schedule 2.9 contains a complete and accurate listing of all Contracts described in clauses (i)-(xvii) below to which, as of the date hereof, Agencourt or any of its Subsidiaries is a party or by which any of their material assets may be bound (the “Agencourt Material Contracts”).  True, correct and complete copies of contracts referred to in clauses (i)-(xvi) below have been delivered to or made available to Acquiror or its agents or representatives.

(i)            Each Contract which involves performance of services or delivery of goods or materials by Agencourt or any of its Subsidiaries of an amount or value in excess of $25,000 and each Contract that involves performance of services or delivery of goods or materials to Agencourt or any of its Subsidiaries of an amount or value in excess of $25,000;

(ii)           Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed, including any agreement or commitment for future loans, credit or financing in excess of $25,000;

(iii)          Each Contract not in the ordinary course of business involving expenditures or receipts of Agencourt or any of its Subsidiaries in excess of $25,000;

(iv)          Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $25,000;

(v)           Each licensing agreement or other Contract in excess of $10,000 with respect to Intellectual Property, including agreements with other Persons and agreements with current or former employees, consultants or contractors regarding the acquisition, appropriation, ownership, disposition or nondisclosure of Intellectual Property;

(vi)          Each joint venture Contract, partnership agreement, limited liability company agreement or any other Contract involving sharing of profits, losses, costs or liabilities by Agencourt or its Subsidiaries with any other Person;

(vii)         Any written warranty or guaranty of the obligations of Persons other than Agencourt or its Subsidiaries or other similar undertaking with respect to contractual performance extended by Agencourt or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(viii)        Any Contract between or among Agencourt and any Affiliate of Agencourt;

(ix)           Any Contract containing covenants that in any way purport to limit the freedom or business activities of Agencourt or any of its Subsidiaries to engage in any line of business or compete with any Person and any Contract to which any officer, or to the Knowledge of Agencourt, any director, employee or agent, of Agencourt or any of its Subsidiaries is subject that would prohibit such Person from engaging in or continuing any conduct, activity, or practice relating to the business of Agencourt or its Subsidiaries;

(x)            Any employment Contracts;

(xi)           Any Contracts providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xii)          Each power of attorney that is currently effective and outstanding;

(xiii)         Any collective bargaining agreements with any labor unions or associations representing employees of Agencourt or any of its Subsidiaries;

(xiv)        Any Contract with any Governmental Authority other than customer contracts entered into in the ordinary course of business consistent with past practice;

(xv)         Each Contract entered into that contains or provides for an express undertaking by Agencourt or any of its subsidiaries to be responsible for indirect, or special or consequential damages;

(xvi)        Each Contract requiring capital expenditures after the date hereof in an amount in excess of $25,000; and

(xvii)       Each amendment, supplement and modification (whether oral or in writing) in respect of any of the foregoing.

(b)        Except as set forth on Schedule 2.9, all the Agencourt Material Contracts, as of the date hereof (i) are in full force and effect and (ii) represent the legal, valid and binding obligations of Agencourt or any Subsidiary party thereto and, to the Knowledge of Agencourt, represent the legal, valid and binding obligations of the other parties thereto.  Except as set forth on Schedule 2.9, to the Knowledge of Agencourt, no condition or circumstances exists or event has occurred which, with or without notice or lapse of time or both, would contravene, conflict with, or result in a violation or breach of such Agencourt Material Contract or would give Agencourt or its Subsidiary or the other party to the contract the right to accelerate the maturity or performance of or exercise any remedy under such Agencourt Material Contracts.

(c)         Except as set forth on Schedule 2.9, other than in the ordinary course of business consistent with past practice, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Agencourt or any of its Subsidiaries under current or completed Contracts with any Person and to the Knowledge of Agencourt no Person has made a demand for renegotiation.

(d)        The Contracts related to the delivery of goods or the performance of services were all entered into in the ordinary course of business consistent with past practice and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any federal, state, local, foreign or other statute, law, ordinance or other legal requirement.

Section 2.10         Intellectual Property.

(a)         Schedule 2.10(a) contains a complete and accurate list of each patent, registered and unregistered trademark, service mark, trade name, material copyright, material trade dress and logo, and applications for any of the foregoing, owned by or licensed to Agencourt and its Subsidiaries and used in the business of Agencourt or its Subsidiaries as presently conducted as of the date hereof (collectively, “Intellectual Property”).

(b)        To the Knowledge of Agencourt, all of the patents and applications for patents listed in Schedule 2.10(a) are valid and enforceable and are current in the payment of all outstanding maintenance fees or Taxes or actions falling due on or prior to the Effective Time of the Merger.  To the Knowledge of Agencourt, no patent or application for patent listed in Schedule 2.10(a) has been or is now involved in any interference, reissue, reexamination or opposition proceeding. Except as set forth on Schedule 2.10(b), to the Knowledge of Agencourt, there is no patent or patent application of any Person that interferes with any of the patents or applications for patent listed in Schedule 2.10(a).

(c)         The Intellectual Property owned or licensed by Agencourt and its Subsidiaries constitute all of the intellectual property necessary to conduct the business of Agencourt and its Subsidiaries in the manner currently conducted as of the date hereof.

(d)        Except as set forth on Schedule 2.10, (A) Agencourt or one of its Subsidiaries has good title to each item of Intellectual Property owned by it, free and clear of any Lien other than Permitted Liens, and (B) Agencourt or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of Agencourt and its Subsidiaries, as presently conducted as of the date hereof.

(e)         Except as set forth on Schedule 2.10, to the Knowledge of Agencourt, neither Agencourt nor any of its Subsidiaries is infringing on or otherwise violating, the intellectual property rights of any other Person.  To the Knowledge of Agencourt, no proceedings have been instituted against or notices received by Agencourt or any Subsidiary alleging that Agencourt’s or any Subsidiary’s business as presently conducted infringes upon or otherwise violates any intellectual property rights of a third party.

Section 2.11         Real Property.  Neither Agencourt nor any of its Subsidiaries owns any real property.  Schedule 2.11 lists all Leased Real Property.  Except as disclosed on Schedule 2.11, Agencourt or one of its Subsidiaries has a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use) of, all Leased Real Property, free and clear of all Liens, subject only to any Permitted Liens and such Liens and other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby.  There are no pending or, to the Knowledge of Agencourt, threatened condemnation proceedings with respect to any portion of the Leased Real Property.  To the Knowledge of Agencourt, the buildings, plants, and structures occupied by Agencourt or any of its Subsidiaries are structurally sound and in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants or structures is in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants and structures of Agencourt and its Subsidiaries are sufficient for the continued conduct of the business of Agencourt and its Subsidiaries after the Effective Time of the Merger in substantially the same manner as conducted immediately prior to the Effective Time of the Merger.

Section 2.12         Litigation and Proceedings.  Except as set forth on Schedule 2.12, as of the date hereof there are no lawsuits, actions, suits, claims or other proceedings at law or in equity pending (without regard to whether such were brought by or against Agencourt) or, to the Knowledge of Agencourt, threatened in writing against Agencourt.  To the Knowledge of Agencourt, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as the basis for a lawsuit, claim, action or suit or other proceedings at law or in equity brought by another Person against Agencourt or any of its Subsidiaries.  Except as set forth in Schedule 2.12, to the Knowledge of Agencourt there are no investigations, before or by any Governmental Authority pending or threatened in writing against Agencourt or any of its Subsidiaries.  Except as set forth on Schedule 2.12, there is no unsatisfied judgment, order or decree requiring payment in excess of $50,000 or any open injunction or order of a court binding upon Agencourt or any of its Subsidiaries or any of its or their assets or the conduct of its or their business.

Section 2.13         Employee Benefit Plans.

(a)         Definitions.  The following terms, when used in this Section 2.13, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i)            “Benefit Arrangement” shall mean any material program, agreement, contract or arrangement providing for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Agencourt or any of its Subsidiaries, and (C) covers any current or former employee of Agencourt or any of its Subsidiaries (with respect to their relation with any such entity).

(ii)           “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

(iii)          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iv)          “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (A) to which Agencourt or any of its Subsidiaries maintains, administers, contributes to or is required to contribute to (or within six (6) years prior to the date hereof contributed to or was required to contribute to) and (B) which covers any current or former employee of Agencourt or any of its Subsidiaries (with respect to their relation with any such entity).

(v)           “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3.2 of ERISA (other than a Multiemployer Plan) (A) which Agencourt or any of its Subsidiaries sponsors, maintains, administers, contributes to or is required to contribute to and (B) which covers any current or former employee of Agencourt or any of its Subsidiaries (with respect to their relation with any such entity).

(vi)          “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3.1 of ERISA, (A) which Agencourt or any of its Subsidiaries sponsors, maintains, administers, contributes to or is required to contribute to, and (B) which covers any current or former employee of Agencourt or any of its Subsidiaries (with respect to their relation with any such entity).

(b)        Disclosure.  Schedule 2.13 contains a complete list of each Employee Plan.

(c)         Representations.  Except as set forth in Schedule 2.13, Agencourt represents and warrants as follows:

(i)            Pension Plans.

(A)          Neither Agencourt nor any of its Subsidiaries is required to provide security to a Pension Plan under Section 401(a)(29) of the Code.

(B)           Each Pension Plan has been determined by the Internal Revenue Service to be qualified and Tax-exempt under the provisions of Code Sections 401(a) and 501(a) (or an application for such determination has been made) and, to the Knowledge of Agencourt, no facts and circumstances exist that would reasonably be expected to adversely affect the qualification or Tax-exempt status of such plan.

(C)           Each Employee Plan is in compliance in all material respects, as of the date hereof, with its terms and, both as to form and in operation, with the applicable requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code, except for any instances of non-compliance that have been corrected through a voluntary correction program sponsored by the Internal Revenue Service or the Department of Labor.

(D)          Neither Agencourt nor any of its Subsidiaries has, at any time, (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the date hereof to any Pension Plan subject to Section 4064(a) of ERISA to which Agencourt or any of its Subsidiaries made contributions during the six (6) years prior to the date hereof, (iv) engaged in a transaction which is described in Section 4069 of ERISA during the six (6) years prior to the date hereof.  Neither Agencourt nor any Subsidiary nor any fiduciary of any Employee Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) of the Code.

(E)           No Pension Plan is subject to Title IV of ERISA or Section 412 of the Code.

(ii)           Multiemployer Plans.  There are no Multiemployer Plans.

(iii)          Actions or Investigations.  Except as would not reasonably be expected to result in a material liability to Agencourt or its Subsidiaries, no action, claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to any Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of Agencourt, is threatened.

(iv)          Acceleration of Payments or Other Rights.  No Employee Plan exists which could result in the payment to any current or former employee of Agencourt or any Subsidiary of any money or other property or rights, or accelerate or provide any other rights or benefits to any current or former employee of Agencourt or any Subsidiary, in any such case as a result of the transaction contemplated by this Agreement, whether or not such payment or right would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  Any Employee Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code, has been operated in compliance with section 409A of the Code.

(v)           Controlled Group and Leased Employees.  Other than the Subsidiaries, no corporation, trade or business is considered, along with Agencourt, to be a single employer under Sections 414(b), (c), (m) or (o) of the Code.  Neither Agencourt nor any Subsidiary is the recipient of services of any “leased employee,” as defined in Code Section 414(n).

Section 2.14         Labor Relations.  Except as set forth on Schedule 2.14, neither Agencourt nor any of its Subsidiaries is a party to any collective bargaining agreement.  Except as set forth on Schedule 2.14, there are no material strikes, work stoppages, slow-downs or lock-outs pending or, to the

Knowledge of Agencourt, threatened against Agencourt or any of its Subsidiaries.  The Contracts listed on Schedule 2.14 include all written employment or severance agreements to which either Agencourt or any of its Subsidiaries is a party as of the date hereof with respect to any employee or former employee which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty.  Agencourt has delivered or made available to Acquiror or its agents or representatives true, correct and complete copies of each such Contract, as amended to date.

Section 2.15         Legal Compliance.  Except with respect to (a) matters set forth on Schedule 2.15, and (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.16), Agencourt and each of its Subsidiaries are, and have at all times during the last five (5) years been, in compliance in all material respects with all material laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto or to its or their assets or to the conduct of its or their business, except where the failure to comply would not have a Material Adverse Effect on Agencourt.  To the Knowledge of Agencourt, no event has occurred or circumstances exist that (with or without notice or lapse of time (x) would reasonably be expected to constitute or result in a violation of or a failure to comply by Agencourt or any of its Subsidiaries in any material respect with any material law applicable thereto or to its or their assets or to the conduct of its or their business, or (y) would reasonably be expected to give rise to any obligation on the part of Agencourt or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of any remedial action of any nature.  Neither Agencourt nor any of its Subsidiaries has, in the past five (5) years received any written notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with any material laws or any actual, alleged, possible or potential obligation to bear all or any portion of the cost of any remedial action of any nature.

Section 2.16         Environmental Matters.  Except as set forth on Schedule 2.16, (a) Agencourt and each of its Subsidiaries are, and have been at all times during its existence, in compliance in all material respects with all Environmental Laws and (b) neither Agencourt nor any of its Subsidiaries has any material liability under any Environmental Law.  Except as set forth on Schedule 2.16, as of the date hereof, (i) no written notices of any violation or alleged violation of any Environmental Law relating to the operations or properties of Agencourt or any of its Subsidiaries have been received by Agencourt or any of its Subsidiaries and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, or proceedings pending or, to the Knowledge of Agencourt, threatened in writing, relating to non-compliance with or liability under any Environmental Law.  Except as disclosed in Schedule 2.16, to the Knowledge of Agencourt, there is no substance that would reasonably be expected to pose any material risk to safety, health or the environment on or under any real property leased or operated by Agencourt or any of its Subsidiaries, currently or in the past, and there has heretofore been no spillage, discharge, release or disposal of any such substance on or under such property in any amount and of a nature which would reasonably be expected to result in liability to Agencourt.  Except as set forth in Schedule 2.16, neither Agencourt nor any of its Subsidiaries has any Knowledge that they are or would reasonably be expected to be held to be responsible nor received any actual or threatened order, notice, or other communication from any governmental agency or any private citizen acting in the public interest or the current or prior owner of any property occupied or used by Agencourt or any of its Subsidiaries, of any actual or potential violation of any Environmental Law or any actual or threatened obligation to undertake or bear the cost of any environmental or health or safety liabilities with respect to any of such properties or any other property or assets in which Agencourt or any of its Subsidiaries has an interest, or with respect to any property or facilities to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Agencourt or any of its Subsidiaries or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

Section 2.17         Taxes.  Except as otherwise disclosed in Schedule 2.17:

(a)         all Tax Returns required to be filed with respect to Agencourt and each of its Subsidiaries (each, a “Taxpayer”) have been timely filed, except for those returns for which the time for filing has been validly extended, and all such Tax Returns are true, correct and complete in all material respects;

(b)        all Taxes due and payable by the Taxpayers have been timely and appropriately paid;

(c)         none of the Tax Returns referred to in Section 2.17(a) is being audited by any taxing authority;

(d)        the unpaid Taxes of the Taxpayers (i) did not, as of the date of each of the Financial Statements, exceed the accrual for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such Financial Statements and (ii) will not exceed that accrual as set forth on such Financial Statements;

(e)         no assessment, audit or other proceeding by any taxing authority, court or other Governmental Authority is pending, or, to the Knowledge of Agencourt, threatened in writing with respect to the Taxes of any Taxpayer;

(f)         other than statutory extensions that may result from filing Tax Returns by the extended due date, there are no outstanding agreements, waivers or arrangements having the effect of extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due for any taxable period;

(g)        no consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of the Taxpayers or any of their assets and properties;

(h)        no claim has been made or threatened in writing by a taxing authority within the past five (5) years, and no audit has been conducted and no notice of audit has been received within the past five (5) years, in a jurisdiction where the Taxpayers do not file Tax Returns that any Taxpayer is or may be subject to Taxes assessed by, or required to file Tax Returns in, such jurisdiction;

(i)          neither Agencourt nor any of its Subsidiaries has liability for Taxes of any other Person (other than Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or successor, by contract or otherwise;

(j)          Agencourt is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments”, within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.  If applicable, prior to the Closing Date, the stockholders of Agencourt shall have taken the appropriate action to satisfy the requirements of Section 280G(b)(5)(B) of the Code.

(k)         the Taxpayers have withheld and paid to the proper taxing authority on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; and

(l)            neither Agencourt nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement among any of such parties.

Section 2.18         Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no material consent, approval or authorization of, notification to, or designation, declaration, registration or filing with, any Governmental Authority or other third party is required to be made or obtained on the part of Agencourt or any of its Subsidiaries with respect to Agencourt’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) the approval of this Agreement and the transactions contemplated hereby by the stockholders of Agencourt in accordance with the DGCL, and (c) as otherwise disclosed in Schedule 2.18.

Section 2.19         Licenses, Permits and Authorizations.  Schedule 2.19 contains a true and correct list of all material licenses, franchises and other permits of or with any Governmental Authority which are held by Agencourt or any of its Subsidiaries as of the date hereof (collectively, the “Licenses”).  All such Licenses are in full force and effect, as of the date hereof, and neither Agencourt nor any of its Subsidiaries is, as of the date hereof, in default (or with the giving of notice or lapse of time of both, would be in default) under any such Licenses in any material respect.  Except as set forth in Schedule 2.19, to the Knowledge of Agencourt no event has occurred or circumstances exist that, with or without notice or lapse of time would reasonably be expected to constitute or result in a violation of or failure to comply with any such License or would reasonably be expected to give rise to an obligation to undertake or bear all or any portion of a remedial action of any nature.  There are no proceedings pending or, to the Knowledge of Agencourt, threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof.  Such Licenses constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit Agencourt and its Subsidiaries to own, operate, use and maintain their assets in all material respects in the manner in which they are now operated and maintained and to conduct in all material respects the business of Agencourt and its Subsidiaries as currently conducted.  All required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed except where the failure to make any such filing would not materially adversely affect any such License.

Section 2.20         Insurance.  Schedule 2.20 contains an accurate summary description of all policies of property, fire and casualty, product liability, workers’ compensation, general liability, health care cost reinsurance and other forms of insurance held by Agencourt or any of its Subsidiaries as of the date hereof, the loss experience under each such policy during the preceding five (5) years, all contracts or arrangements (other than Contracts of insurance) for the transfer or sharing of any risk by Agencourt or any of its Subsidiaries, and all obligations of Agencourt and its Subsidiaries to third parties with respect to insurance (including obligations under leases and service agreements).  True, correct and complete copies of such insurance policies, Contracts and arrangements have been made available to Acquiror or its agents or representatives.  None of the policies set forth on Schedule 2.20 will terminate by reason of the transactions contemplated by this Agreement.  Agencourt has paid all premiums due and have otherwise performed all of their respective obligations under the policies of insurance through the Closing Date.  Neither Agencourt nor any of its Subsidiaries has received (a) any notice of cancellation of any policy listed on Schedule 2.20 or refusal of coverage thereunder, (b) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (c) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder, or (d) a statement by its independent public accountant on the coverage of or reserves for claims.  All policies to which Agencourt or any of its Subsidiaries is a party or that provide coverage to any officer or director of Agencourt or any of its Subsidiaries is valid, outstanding and enforceable, and do not provide for any retrospective premium or other experienced based liability on the part of Agencourt or its Subsidiaries.

Section 2.21         Books and Records.  Except as set forth on Schedule 2.21, the books of account, minute books, stock record books, and other records of Agencourt, all of which have been made available to Acquiror, are complete and correct in all material respects.  Except as set forth on Schedule 2.21, Agencourt maintains a system of internal financial and accounting controls that was deemed adequate by Agencourt’s independent auditors based on their view of such controls in connection with the most recent audit of Agencourt’s financial statements.  The minute book of Agencourt contains accurate and complete records of all meetings held, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of Agencourt, and no meeting of any such stockholders, Board of Directors, or committee has been held, or corporate action taken, for which minutes have not been prepared and are not contained in such minute books.

Section 2.22         Accounts and Notes Receivable.  Except as set forth on Schedule 2.22, all accounts and noted receivables reflected in the Interim Balance Sheet and all accounts receivable insofar as it represents income earned arising after March 31, 2005 and prior to the Effective Time of the Merger (collectively, the “Agencourt Accounts Receivable”) have arisen from sales actually made or services actually performed in the ordinary course of business consistent with past practice of Agencourt, represent valid and enforceable obligations due to Agencourt, and are not subject to and discount, set-off or counter-claim.  The respective reserves on the Interim Balance Sheet or the accounting records of Agencourt and its Subsidiaries as of the Closing Date are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the accounts receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Agencourt Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Agencourt Accounts Receivable in terms of aging.  Subject to such reserves, each of the Agencourt Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the date on which it first came due and payable.  To the extent such Agencourt Accounts Receivables are not collected on or prior to one hundred and twenty (120) days after the Effective Time of the Merger, Acquiror and the Holder Representative shall instruct the Escrow Agent to reimburse Acquiror for such Uncollected Receivables from the Escrow Amount less the amount of the reserve reflected on the Closing Balance Sheet.  If Surviving Corporation thereafter receives payment of any Uncollected Receivables for which Acquiror received reimbursement from the Escrow Amount prior to the end of the Contingent Period, Acquiror shall deposit such amount to the remaining balance in the Escrow Amount.

Section 2.23         Inventory.  Except as set forth in Schedule 2.23, all inventory of Agencourt reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Closing Balance Sheet.  Except as set forth on Schedule 2.23, all inventories not written off have been priced at the lower of cost or market on a first in, first out basis.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Agencourt.

Section 2.24         Customers and Distributors.  Schedule 2.24 sets forth (a) all distributors of Agencourt products (whether pursuant to commission, royalty or other arrangements) and (b) a list of Agencourt’s top ten (10) customers (determined by twelve-month trailing revenues from such customers).  To the Knowledge of Agencourt, the relationships of Agencourt with its customers, distributors and suppliers are good.  Agencourt has not received any written or oral threat from any customer, distributor or supplier to terminate, cancel or otherwise adversely modify its relationship with Agencourt or to decrease materially or limit its services, supplies or materials to Agencourt or its usage, purchase or distribution of the services or products of Agencourt.

Section 2.25         Title to and Condition of the Assets; Leases.

(a)           Except as described in Schedule 2.25, Agencourt has good and marketable title or leasehold interests to all of their respective properties and assets, free and clear of all Liens, except Permitted Liens and such Liens and other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby.  All leases pursuant to which Agencourt leases personal property from others are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Agencourt has not taken adequate steps to prevent such a default from occurring or to cure such default) by Agencourt or, to the Knowledge of Agencourt, any third party.  Except as set forth on Schedule 2.25, to the Knowledge of Agencourt, the equipment used by Agencourt and its Subsidiaries in the conduct of its and their business are structurally sound and in good operating condition and repair and are adequate for the uses to which they are being put and none of such equipment is in need of maintenance or repair except for ordinary, routine maintenance and repairs.  The equipment is sufficient conduct of the business of Agencourt and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

(b)           Agencourt has good and marketable title to or a valid leasehold interest in all of the properties and assets that are necessary to the conduct of the business of Agencourt as it is currently being conducted, including all of the properties and assets reflected in Agencourt’s Interim Balance Sheet.

Section 2.26         Certain Business Practices.  Except as set forth on Schedule 2.26, neither Agencourt nor, to the Knowledge of Agencourt, any of its directors or officers, employees or Person associated with or acting on behalf of Agencourt has, directly or indirectly (i) used any funds, property or services for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, (iv) made any other unlawful payment, or (v) established or maintained any fund or asset that has not been recorded in the books and records of Agencourt or its Subsidiaries.

Section 2.27         Interested Party Transactions.  Except as set forth on Schedule 2.27, Agencourt is not indebted to any director, officer, employee or agent of Agencourt (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Agencourt.  To the Knowledge of Agencourt, no officer, director, shareholder or employee of Agencourt or any of its Subsidiaries has or has had any interest in property (real or personal or mixed and whether tangible or intangible) used in or pertaining to the businesses of Agencourt or its Subsidiaries.  To the Knowledge of Agencourt, no officer, director, shareholder or employee of Agencourt or any of its Subsidiaries has or has had an equity interest or other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with Agencourt or any of its Subsidiaries (other than business dealings or transactions conducted in the ordinary course of business consistent with past practice of Agencourt or such Subsidiary and at substantially prevailing market prices and on substantially prevailing market terms).  To the Knowledge of Agencourt, no officer, director, shareholder or employee of Agencourt or any of its Subsidiaries has or does engage in competition with Agencourt or any of its Subsidiaries with respect to any line of the products or services of Agencourt and its Subsidiaries (except for less than five percent (5%) of the outstanding capital stock of any such competing company that is publicly traded on any recognized exchange or in the over-the-counter market).  To the Knowledge of Agencourt, no officer, director, shareholder or employee of Agencourt or any of its Subsidiaries has a claim or right against Agencourt or any of its Subsidiaries (except for amounts due as normal salaries, bonuses, benefits and indemnities and in reimbursement of ordinary expenses).

Section 2.28         Brokers’ Fees.  Except for the fees described on Schedule 2.28, (which fees shall be paid by the Holder Representative as a Holder Allocable Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Agencourt, any Subsidiary of Agencourt or their Affiliates or any officer, director or employee of Agencourt or its Subsidiaries.

Section 2.29         No Additional Representations and Warranties.  Except as provided in this Article II, neither Agencourt nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to Agencourt as of the date of this Agreement as follows:

Section 3.1            Corporate Organization.  Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The copies of the Certificate of Incorporation of each of Acquiror and Merger Sub and their By-laws previously delivered by Acquiror to Agencourt, are true, correct and complete.  Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be reasonably expected to have a Material Adverse Effect on the ability of Acquiror or Merger Sub to enter into this Agreement, consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 3.2            Due Authorization.  Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub and approved by the stockholder of Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes a valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3            No Conflict.  Except as set forth in Schedule 3.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation, By-laws or other organizational documents of Acquiror or Merger Sub, or any agreement, indenture or other instrument to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or of any order, judgment or decree applicable to Acquiror or Merger Sub, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of any of the foregoing would not be reasonably expected to have a Material Adverse Effect on the ability of Acquiror or Merger Sub to enter into this Agreement, consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 3.4            Litigation and Proceedings.  As of the date hereof, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the Knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the Knowledge of Acquiror, threatened in writing against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.  There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub that could reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or Merger Sub to enter into this Agreement, consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 3.5            Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of Agencourt contained in this Agreement, no consent, approval or authorization of, notification to, or designation, declaration, registration or filing with, any governmental authority or other third party is required to be made or obtained on the part of Acquiror, Merger Sub or any of their Subsidiaries with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign law, and (b) as otherwise disclosed in Schedule 3.5.

Section 3.6            Financial Ability.  Acquiror and Merger Sub have the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Merger Consideration at Closing.

Section 3.7            Brokers’ Fees.  Except for the fees described on Schedule 3.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

ARTICLE IV.  COVENANTS OF AGENCOURT

Section 4.1            Conduct of Business.  During the period from the date of this Agreement to the Effective Time of the Merger, Agencourt shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable laws in all material respects, and, to the extent consistent therewith, use its best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, preserve its relationships and good will with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, confer with Acquiror concerning operational and financial matters of a material nature, and report periodically to Acquiror concerning the status of the business, operations and finances of Agencourt and its Subsidiaries.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Effective Time of the Merger, Agencourt will not, and will cause each of its Subsidiaries not to, without the prior written consent of Acquiror, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.8 is likely to occur.  Without limiting the generality of the foregoing, unless consented to by Acquiror in writing, Agencourt shall not, and Agencourt shall cause each of its Subsidiaries not to, except (A) as specifically contemplated by this Agreement or (B) as set forth on Schedule 4.1:

(a)           change or amend the Certificate of Incorporation, By-laws or other organizational documents of Agencourt or any of its Subsidiaries, except as otherwise required by law;

(b)           enter into, extend, materially modify, terminate or renew any Agencourt Material Contract or any Contract that would be an Agencourt Material Contract if in existence on the date hereof, except in the ordinary course of business consistent with past practice;

(c)           sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties except in the ordinary course of business consistent with past practice;

(d)           (i) take any action with respect to the grant of any material severance or termination pay or bonus (other than pursuant to policies or agreements of Agencourt or any of its Subsidiaries in effect on the date hereof) whether payable before, on or after the Closing Date, except as otherwise required by law or consistent with past practices; (ii) make any material change in the key management structure of Agencourt or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; or (iii) adopt, enter into or amend any material Employee Plan, except in the ordinary course of business;

(e)           acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership, association or other business organization or division thereof;

(f)            make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business consistent with past practice, any individual;

(g)           make any material change in any of Agencourt’s or any of its Subsidiaries’ accounting methods, principles or practices or make any Tax election;

(h)           declare, pay or make any dividend or distribution with respect to the Common Shares or any other equity securities of Agencourt or any of its Subsidiaries or redeem or repurchase any of the Common Shares or any other equity securities of Agencourt or any of the Subsidiaries;

(i)            fail to collect accounts receivable or fail to pay accounts payable other than in the ordinary course of business consistent with past practice;

(j)            cancel any material Indebtedness owed to Agencourt;

(k)           make any change in the key management structure of Agencourt and its Subsidiaries; or

(l)            enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

Section 4.2            Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Agencourt or any of its Subsidiaries by third parties that may be in Agencourt’s or any of its Subsidiaries’ possession from time to time, Agencourt shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such a manner as not to interfere unreasonably with the operations of Agencourt and its Subsidiaries, to all of their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of Agencourt and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Agencourt and its Subsidiaries as they may reasonably request.

Section 4.3            HSR Act.  In connection with the transactions contemplated by this Agreement, Agencourt shall (and, to the extent required, shall cause its Affiliates to) within five (5) Business Days of the date hereof comply with the notification and reporting requirements of the HSR Act and use its best efforts to obtain early termination of the waiting period under the HSR Act.  Agencourt shall use its best efforts to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority. Acquiror shall use its best efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

Section 4.4            Stockholder Approval.  Agencourt shall promptly call, and shall convene, a special meeting of its stockholders (the “Agencourt Stockholders’ Meeting”) on or before May 30, 2005 to obtain any approvals of its stockholders required in connection with the transactions contemplated by this Agreement, or, in lieu thereof, shall use its best efforts to obtain, on or before May 30, 2005, any such approval by the written consent of its stockholders as provided in Section 228 of the DGCL, and shall, through its board of directors, recommend to its stockholders approval of the Merger at the Agencourt Stockholders’ Meeting or by written consent, as the case may be.  Approval of this Agreement by the stockholders of Agencourt shall not restrict the ability of the Board of Directors of Agencourt thereafter to terminate this Agreement in accordance with Section 10.1 or to cause Agencourt to enter into an amendment to this Agreement pursuant to Section 13.9 to the extent permitted under Section 251 of the DGCL.

Section 4.5            Notification.  Between the date of this Agreement and the Effective Time of the Merger, Agencourt will notify Acquiror in writing if Agencourt becomes aware of any fact or condition that causes or constitutes a breach of any of Agencourt’s representations and warranties as of the date of this Agreement or if Agencourt becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any fact or condition require a modification of any of the Disclosure Schedules of Article II if such Disclosure Schedule were dated as of the date of the occurrence or discovery of any such fact or condition, Agencourt will promptly deliver to Acquiror a supplement to such Disclosure Schedule specifying such change.  By delivering such supplement to the Disclosure Schedule, any breach of any representation or warranty shall be deemed cured and, subject to the next two sentences hereof, the only remedy that Acquiror shall have is to terminate this Agreement pursuant to Section 10.1(b).  Promptly, but in no event more than ten (10) Business Days after the delivery of such supplement to the Disclosure Schedule the parties shall meet to adjust the Merger Consideration and make such other amendments to this Agreement as are equitable under the circumstances to reflect the effect of such supplement on the operations or prospects of Agencourt.  If the parties cannot agree on such adjustment and/or amendments then this Agreement shall be terminated in accordance with Section 10.1(c).  If Acquiror consummates the Closing of the transactions contemplated by this Agreement, Acquiror shall be deemed to have waived any breach of any such representation or warranty which has been cured by a supplement to the Disclosure Schedule.  During the same period Agencourt will promptly notify Acquiror in writing if any of the conditions of Article VIII is impossible or unlikely.

Section 4.6            No Negotiation.  Until such time, if any, that this Agreement is terminated in accordance with Article X, Agencourt will not and will cause each of its Subsidiaries and each of its and their directors, officers and employees not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any Person (other than Acquiror) relating to any transaction involving the sale of the business or assets of Agencourt or any of its Subsidiaries (other than in the ordinary course of business consistent with past practice) or any of the capital stock of Agencourt or any of its subsidiaries or any merger, consolidation, business combination, or similar transaction.

Section 4.7            Best Efforts.  Between the date of this Agreement and the Closing Date, Agencourt will use its best efforts to cause the conditions in Article VIII to be satisfied.

ARTICLE V.  COVENANTS OF ACQUIROR

Section 5.1            HSR Act.

(a)           In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) within five (5) Business Days of the date hereof comply with the notification and reporting requirements of the HSR Act and use its best efforts to obtain early termination of the waiting period under the HSR Act.  Acquiror shall use its best efforts to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

(b)           Acquiror shall use its best efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

Section 5.2            Indemnification and Insurance.

(a)           From and for a period of three (3) years after the Effective Time of the Merger, Acquiror shall cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of Agencourt or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the extent and in the amount that Agencourt or any of its Subsidiaries, as the case may be, had acquired and maintained such insurance on the day one year prior to the Closing Date.

(b)           For three (3) years from the Effective Time of the Merger, Acquiror shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Agencourt’s or any of its Subsidiaries directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such three (3) year period, such insurance will be continued in respect of such claim until the final disposition thereof.

Section 5.3            Employee Matters.

(a)           Acquiror will offer employment for a minimum term equal to the Contingent Period to each of the Founders at a base compensation equal to that the base compensation received by them during Agencourt’s 2005 fiscal year (with potential increases determined by Acquiror on the same basis as it determines increases for its other similar executives) and with benefits comparable to similar executives at Acquiror; provided, however, that Acquiror may terminate the employment of any of the Founders without further obligation to such Founder under this Section 5.3 if Good Cause exists for such termination.  Acquiror may, at its option provide additional compensation (bonuses, stock options, etc.) keyed to attainment by the Surviving Corporation of performance objectives in its life sciences research products business.

(b)           Acquiror will offer employment to the employees of Agencourt named on Schedule 5.3(b) hereto (the “Key Employees”) at a base compensation equal to their current level of base compensation (with potential increases determined by Acquiror on the same basis as it determines increases for its other similar employees) and with benefits comparable to similar employees at Acquiror, but at levels substantially equivalent, when taken in the aggregate, to their existing level under their current employment arrangements with Agencourt.  If any of the Key Employees is terminated by Acquiror, other than for cause, prior to the end of the Contingent Period, Acquiror will pay such employee severance compensation in an amount consistent with Acquiror’s then standard practice in the United States, but in no event less than twelve (12) weeks; provided that (i) any severance pay provided under Acquiror’s severance pay plans or programs (including any severance pay conditioned upon execution of a release of claims) shall count towards satisfaction of such 12 week minimum, and (ii) as a condition of receiving such severance pay, the Key Employee shall execute a general release of all claims against Acquiror and its affiliates, according to the standard practice under Acquiror’s severance pay plans or programs.

(c)           Acquiror will agree to employ the employees of Agencourt other than the Founders and Key Employees (the “Other Employees”) at their current level of base compensation (with potential increases determined by Acquiror on the same basis as it determines increases for its other similar employees) and with benefits comparable to similar employees at Acquiror, but at levels substantially equivalent, when taken in the aggregate, to their existing level under their current employment arrangements with Agencourt.  If the employment of any of the Other Employees is terminated by Acquiror prior to the end of the Contingent Period, Acquiror will pay such employee severance compensation in an amount consistent with Acquiror’s then standard practice in the United States.

(d)           Acquiror will agree to engage Mr. Richard T. McKernan, the current Chairman of the Board of Agencourt (the “Current Chairman”), as an advisor and/or consultant for a period of two years following the Closing at a rate of $50,000 per year, payable in equal monthly installments of $4,166.66.  The Current Chairman will not be eligible for any other compensation or benefits.

(e)           No Founders, Key Employees, Other Employees or the Current Chairman will be required to relocate prior to the end of the Contingent Period.

(f)            The Founders, Key Employees and Other Employees shall be eligible to participate in Acquiror’s variable pay and stock option programs according to the terms applicable to similar employees of Acquiror.  Agencourt intends to pay bonuses to its employees and representatives (including the Founders) on or immediately prior to the Effective Time of the Merger.  In addition, Agencourt will accrue as a current liability on the Closing Balance Sheet for purposes of determining the Closing Date Net Current Assets an additional bonus pool of at least $900,000 (the “Bonus Payments”) to be paid by the Surviving Corporation to its employees (including the Founders).  The timing of the Bonus Payments, individual bonus amounts and recipients shall be determined mutually by the Holder Representative and Acquiror; provided, however, that none of the Bonus Payments shall be paid prior to two months and 16 days after the end of Agencourt’s tax year ending on the Effective Time of the Merger and at least 30% of the entire amount of the Bonus Payments shall be paid out within 12 months after the Closing and the remaining amount shall be paid prior to the end of the Contingent Period.

(g)           Except as determined by Acquiror in its sole discretion, no benefits will be earned or accrued under the Employee Plans following the Closing Date.  Each current employee of Agencourt and its Subsidiaries will be credited with his or her years of service with Agencourt and its Subsidiaries (and any predecessor entities thereof) before the Closing Date for all purposes under the employee benefit plans of Acquiror and its Subsidiaries to the same extent as such current employee was entitled, before the Closing Date, to credit for such service under the analogous Employee Plan; provided, however, that no credit for service prior to the Closing Date shall be provided under the Beckman Coulter, Inc. Pension Plan.  Each current employee of Agencourt and its Subsidiaries shall continue to be entitled to the vacation, holiday, sick and personal days accrued but unused prior the Closing Date.

Section 5.4            Maintenance of Agencourt Facilities.  Acquiror shall maintain Agencourt’s facilities located at Beverly, Massachusetts as the principal offices of Agencourt for the term of the existing lease.

ARTICLE VI.  JOINT COVENANTS

Section 6.1            Confidentiality.  From and after the date hereof until the Closing Date, each party hereto agrees to treat all information provided by any other party pursuant to this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect, and the terms and conditions thereof are incorporated by reference herein.  In the event that the Agreement is terminated prior to the Effective Time of the Merger, the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

Section 6.2            Support of Transaction.  Acquiror and Agencourt shall each (and shall each cause their respective Subsidiaries to) (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, Agencourt, or their respective Affiliates are required to obtain in order to consummate the Merger, (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII hereof or otherwise to comply with this Agreement, and (d) provide the other parties, and such other parties’ employees, officers, accountants, lawyers, financial advisors and other representatives with reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operations of Agencourt and its Subsidiaries, to its personnel, properties, business and records for any reasonable purposes.

Section 6.3            Polony.

(a)           The intellectual property and certain material contracts related to the Polony division of Agencourt have been contributed to Agencourt Personal Genomics, Inc., a newly formed subsidiary of Agencourt (“Newco”).  51% of the shares of Newco have been distributed to stockholders of Agencourt as a dividend.  Acquiror and the stockholders of Agencourt will enter into a stockholders agreement with respect to Newco containing customary rights and obligations, including rights of first refusal on new equity issuances, stock option pool, corporate governance and other matters, substantially in the form of the stockholders agreement attached hereto as Exhibit D (the “Stockholders Agreement”).

(b)           Subject to Section 6.3(f), during the period from the Closing through December 31, 2007, the Acquiror shall contribute or cause the Surviving Corporation to provide to Newco, $6 million (the “Polony Payments”), which contribution or provision will be either in cash or in-kind services (at fully burdened cost), and, include, but not be limited to, research and development, accounting, information services, other mutually agreed support services, the use of equipment and instruments located in the Surviving Corporations premises, and the use and occupation by Newco of approximately 8,000 to 10,000 square feet of the Surviving Corporation’s premises (the “Polony Services”).  All activities of Newco will be conducted by employees of the Surviving Corporation.  All funds received by the Surviving Corporation under the Polony Grants shall be used by the Surviving Corporation to provide the Polony Services on Newco’s behalf and shall not be counted towards the Polony Payments.  In the event that the funds paid to the Surviving Corporation under the Polony Grants are reduced, then the amount of the Polony Payments, at Acquiror’s option, may be reduced proportionally.  Acquiror and Surviving Corporation shall not take any action or fail to take any action that would have a Material Adverse Effect on APG.

(c)           The Surviving Corporation and Acquiror acknowledge and agree that Newco commissioned the Surviving Corporation to perform the Polony Services for Newco and that all right, title and interest to inventions, trade secrets, intellectual property and other work product developed or resulting from the Polony Services provided by the Surviving Corporation to Newco under the Polony Grants (the “Polony Work Product”) is owned by Newco in the entirety both as: (i) ”works made for hire” (to the extent permitted by law) in which Newco owns all copyrights as the author and all other intellectual property and proprietary rights and (ii) the exclusive owner or assignee of all rights to the Polony Work Product, including all rights of authorship, inventions, ideas, concepts, know-how and techniques.  To the extent that any works within the Polony Work Product may not be considered “works made for hire” under the United States copyright laws, and to the extent that any rights to the Polony Work Product may be vested in any person other than Newco, the Surviving Corporation and Acquiror hereby irrevocably grant and assign to Newco such rights as they may possess, and represent and covenant to use reasonable commercial efforts to cause such third party to irrevocably grant and assign to Newco, in each case free and clear of any liens, claims or encumbrances, each and every right in the Polony Work Product throughout the world, including all copyright, patent, trademark, trade secret, and all other intellectual property and proprietary rights, together with all renewals and extensions thereto, and the right to bring actions for past and future infringement.  Such grant and assignment shall be in a form reasonably acceptable to Newco and the Surviving Corporation.  The Polony Work Product shall be deemed to be Confidential Information of Newco, and the Surviving Corporation and Acquiror agree to maintain its confidentiality in the same manner as they use to protect their own confidential information.  The Surviving Corporation and Acquiror waive any and all rights of attribution they may have in any of the Polony Work Product pursuant to 17 U.S.C. §106A of the United States copyright laws and any right of privacy or publicity for the Polony Work Product.

(d)           If, at any time, Newco decides to distribute (whether directly or indirectly and whether under its own name and trademarks or under the name and trademarks of another Person) to other than a relatively small target group (not to exceed 10 customers, worldwide) one or more products within the scope of the Polony Work Product then before Newco enters into any agreement with any other Person or otherwise takes any steps to implement such decision Newco shall notify Acquiror in writing of such decision and offer Acquiror the right and license to distribute such product or products in such market or markets and in such territory or territories as Newco may elect.  Such offer shall be on commercially reasonable terms and conditions.  Acquiror shall be given not less than sixty (60) days to accept or reject such offer; provided that, if Acquiror rejects such offer Newco will not grant any other Person the right to distribute such products in such market or markets and in such territory or territories on terms more favorable than those offered to Acquiror without first offering such more favorable terms to Acquiror.  If Acquiror accepts such offer Newco agrees to use commercially reasonable efforts to promptly conclude an agreement with Acquiror on the offered and accepted terms.  In the event that Newco grants a license to any Polony Work Product to a Person that manufactures, sells or otherwise distributes in vitro diagnostics products or offers in vitro diagnostic services to others or otherwise enables such a Person to distribute the Polony Work Product or any of it or to practice any processes or offer any services within the scope of the Polony Work Product, Acquiror will receive a license to such Polony Work Product for in vitro diagnostic applications, products and services on terms substantially similar to the other licensee.

(e)           The parties agree that goal of Newco is to use the contributed intellectual property to develop a process and products for the low cost sequencing of the human genome or significant portions of such genome so that it is economically feasible to sequence the genome or significant portions thereof of a large number of individuals.  The parties further agree that it is the intention of Newco to either offer a human genome sequencing service to others or to offer such products and processes to other Persons who will provide such services.  If, during the development of such products and processes an invention is made or know-how is developed that (i) is of economic value to the Acquiror or any of its Affiliates, and (ii) does not directly compete with the intended services of Newco or the intended products and processes Newco will offer to others, then, subject to the remainder of this paragraph, Acquiror shall have a right to be a licensee of such invention or know-how.  Subject to the remainder of this paragraph, Acquiror may, at any time, request, in writing, a license under such invention or know-how.  Newco will promptly, but in no event later than thirty (30) days after receipt of such request offer Acquiror a license on commercially reasonable terms and, if another Person has already been granted a license under such invention or know-how, then on terms at least as favorable as those granted to such other Person.  Acquiror shall have thirty (30) days to accept or reject such offer; provided that, if Acquiror rejects such offer Newco will not grant any other Person the right to be a licensee of such invention or know-how on terms more favorable than those offered to Acquiror without first offering such more favorable terms to Acquiror.  If Acquiror accepts such offer Newco agrees to use commercially reasonable efforts to promptly conclude an agreement with Acquiror on the offered and accepted terms.  Newco may at any time offer Acquiror a license under such invention or know-how; such offer (which may be for an exclusive license) shall be in writing and shall be under commercially reasonable terms.  If Acquiror rejects such offer then Newco agrees it will not grant any other Person the right to be a licensee (or the licensee) of such invention or know-how on terms more favorable than those offered to Acquiror without first offering such more favorable terms to Acquiror.  If Acquiror accepts such offer Newco agrees to use commercially reasonable efforts to promptly conclude an agreement with Acquiror on the offered and accepted terms.

(f)            Newco shall have the right (i) to directly through its own sales force sell the Polony Work Product to a relatively small target group (not to exceed 10 customers worldwide), (ii) to run its business as a stand-alone entity at any point in time, (iii) to purchase, at fair market value, any equipment or assets of the Surviving Corporation specifically dedicated to the Polony project, and, (iv) if and when Newco decides to establish itself as a stand alone entity, offer employment to any of those employees who at the time of such offer spend more than eighty percent (80%) of their work time on the Polony project; provided, however, that no offers shall be made prior to December 31, 2007 to the Founders or any other employees primarily engaged in the business of the Surviving Corporation.  If Newco hires any employees from the Surviving Corporation, Acquiror may, at its option, cease making the Polony Payments.

(g)           Newco will release, defend, indemnify and hold Acquiror and the Surviving Corporation, harmless (including reasonable attorney’s fees, costs and expenses in the consideration of defense and in the defense, and any awards (including interest and penalties thereon) made by a court of competent jurisdiction or agreed to by Newco in compromise or settlement thereof), from and against any claims, liabilities and Losses, of any kind or nature and brought by any Person (including Newco, the Holders or any of them and any third Person) resulting from or arising out of or associated with the provision of the Polony Services, the development of the Polony Work Product, and the manufacture or use of any product or the practice of any process within the scope of the Polony Work Product other than as a result of Acquiror’s breach of this Agreement or the Stockholders Agreement.

(h)           The Holders will release the Surviving Corporation from any claim, liability or loss they may have or suffer (individually or as a class) resulting from or arising out of or associated with the provision of the Polony Services, the development of the Polony Work Product, and the manufacture or use of any product or the practice of any process within the scope of the Polony Work Product other than as a result of Acquiror’s breach of this Agreement or the Stockholders Agreement.

(i)            The Holders of Agencourt will, at their own expense, cause an appraisal of the assets of Agencourt to be contributed to Newco pursuant to Section 6.3(a) hereof, which appraisal shall be used to determine the gain for Tax purposes resulting from (i) said contribution of assets and (ii) the dividend of 51% of Newco shares also provided for in Section 6.3(a) hereof.  A copy of such appraisal will be provided to Acquiror and the Surviving Corporation.

(j)            Agencourt shall accrue on the Closing Balance Sheet for any Taxes which shall be due as a result of either (i) the formation of Newco and the contribution by Agencourt of assets to Newco contemplated in Section 6.3(a) and (ii) the dividend of 51% of Newco shares provided for in Section 6.3(a) hereof.  The Holders will indemnify the Surviving Corporation and/or Acquiror for the full amount (without any threshold amount and without any limit other than the sum of the Escrow Amount and the Contingent Merger Consideration) of any Tax imposed upon the Surviving Corporation that exceeds the amount accrued on the Closing Balance Sheet for such Taxes and any Tax attributes of Agencourt arising before the Effective Time of the Merger and available to reduce such Taxes, including but not limited to Net Operating Loss carryovers, R&D tax credits and Tax deductions resulting from the Converted Options and bonus payments made within 75 days after the Effective Time of the Merger, and such shortfall shall be deducted from the Escrow Amount and paid to Acquiror.  If such shortfall is greater than the Escrow Amount, then Acquiror shall have the right to offset the difference from the Contingent Merger Consideration.  If the accrued amount is greater than the actual Taxes due, such excess shall be added to Escrow Amount and deposited by Acquiror with the Escrow Agent and distributed to the Holders or the Acquiror, as the case may be, in accordance with Section 1.2(f), Section 1.4(c) and Article IX.  Such Tax Returns will be prepared consistently with the Tax practices following previously filed Tax Returns of Agencourt and its Subsidiaries and in accordance with the most recent Tax practices as to elections and accounting methods of Agencourt and its Subsidiaries.

ARTICLE VII.  CLOSING

Section 7.1            Filing of Certificate of Merger.  As soon as all of the conditions set forth in Article VIII of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Sub and Agencourt shall direct their officers forthwith to file and record, effective as of the Closing Date, all relevant documents with the appropriate government officials to effectuate the Merger.

Section 7.2            Closing.  The Closing shall take place on the Closing Date at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY 10022 at 10:00 a.m. or such other place as Acquiror and Agencourt may mutually agree.  The term “Closing,” when used in this Agreement, means the Effective Time of the Merger.

ARTICLE VIII.  CONDITIONS TO OBLIGATIONS

Section 8.1            Conditions to Obligations of Acquiror, Merger Sub and Agencourt.  The obligations of Acquiror, Merger Sub and Agencourt to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

(a)           The stockholders of Agencourt shall have taken all necessary action to authorize, approve and adopt this Agreement and the transactions contemplated hereby in accordance with the DGCL.

(b)           All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated and the Antitrust Authorities have not objected to the transactions contemplated by this Agreement or any of them.

(c)           All other permits, approvals, clearances, filings and consents of Governmental Authorities required to be procured by Acquiror, Merger Sub and Agencourt in connection with the Merger and the transactions contemplated by this Agreement shall have been procured, except where the failure to obtain any such permit, approval, clearance or consent, or the failure to make such filing, would not reasonably be expected to have a Material Adverse Effect on Agencourt or its ability to conduct its business in the exact same manner after the Closing Date as it did immediately prior to such Closing Date.

(d)           Since the date of this Agreement there shall not have been commenced or threatened against Acquiror or Agencourt any action, arbitration, hearing, investigation, litigation or suit involving any challenge to, or seeking damages or other relief in connection with the transactions contemplated by this Agreement or any of them or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with such transactions or any of them.

(e)           There has not been made or threatened by any Person, other than the Holders or a bona fide transferee of such Holders, any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in Agencourt or any of its subsidiaries or is entitled to all or any portion of the Merger Consideration.

(f)            The Antitrust Authorities have not proposed, as a condition of granting their approval for the contemplated transactions or any of them, the sale, licensing or other disposition by Acquiror of any of its assets or any of the assets of Agencourt.

(g)           Since the date of this Agreement there shall not be in effect any administrative order, ruling, decision, injunction, or verdict entered, issued, made, or rendered by any court or governmental body or authority that prohibits the transactions contemplated by this Agreement or any of them.

Section 8.2            Conditions to Obligations of Acquiror and Merger Sub.  The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)           Each of the representations and warranties of Agencourt contained in this Agreement shall be true, correct and, to the extent specifically required therein, complete in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time (except for representations and warranties made as of a specific date, which shall remain true, correct and, to the extent specifically required therein, complete in all material respects as of such date), and each of the covenants and agreements of Agencourt to be performed as of or prior to the Closing shall have been performed in all material respects, except for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

(b)           Agencourt shall have delivered to Acquiror a certificate signed by an officer of Agencourt, dated the Closing, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.2(a) have been fulfilled.  The Holder Representative shall have executed and delivered each of the Escrow Agreement and the Stockholders Agreement to Acquiror and Merger Sub.

(c)           At the Effective Time of the Merger there shall be no Dissenting Stockholders or the Holders will have agreed with Acquiror in writing to instruct the Exchange Agent to pay to the Escrow Agent from the Funding Amount and not distribute to the Holders the difference between the aggregate amount demanded by the Dissenting Stockholders for all of the Dissenting Shares and the product of (i) the Cash Per Fully Diluted Common Share and (ii) the number of Dissenting Shares.

(d)           Each of the Founders and the Current Chairman shall have executed and delivered to Acquiror a Non-Competition Agreement in the form of Exhibit E attached hereto (collectively, the “Non-Competition Agreements”).

(e)           Acquiror and Merger Sub shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP, dated as of the Effective Time of the Merger, substantially in the form of Exhibit F.

Section 8.3            Conditions to Obligations of Agencourt.  The obligation of Agencourt to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Agencourt:

(a)           Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time (except for representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of such date) and each of the covenants and agreements of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects, except for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

(b)           Acquiror shall have delivered to Agencourt a certificate signed by an officer of Acquiror, dated the Closing, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) have been fulfilled.

(c)           Acquiror and Merger Sub shall have executed and delivered each of the Escrow Agreement, the Stockholders Agreement and the Shared Services Agreement to the Holder Representative.

(d)           Agencourt shall have received an opinion of Arnold Grant, Assistant General Counsel of Acquiror, dated as of the Effective Time of the Merger, substantially in the form of Exhibit G.

ARTICLE IX.  SURVIVAL AND INDEMNIFICATION

Section 9.1            Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto in Section 2.1 through Section 2.5 and in Section 3.1 and Section 3.2 contained herein and in the corresponding Disclosure Schedules attached hereto shall survive indefinitely.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto in Section 2.13, Section 2.16 and Section 2.17 contained herein and in the corresponding Disclosure Schedules attached hereto shall survive for the full term of the applicable statute of limitations.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto in the remaining Sections of Article II and Article III contained herein and in the corresponding Disclosure Schedules attached hereto or in any certificate delivered in connection herewith shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date.  The covenants and agreements of the parties in Article IV through Article VI, contained herein shall remain in full force and effect for the applicable periods specified in the respective Sections of such Articles.  The right to indemnification, payment of damages or other remedy based on the representations, warranties covenants and obligations contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the signing of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy or completeness or incompleteness of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any conduct based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 9.2            Indemnification.

(a)           Subject to the provisions of this Section 9.2, Acquiror and Merger Sub and their respective managers, officers, directors, partners, stockholders, employees, members and Affiliates (the “Acquiror Indemnified Parties”) shall be entitled to indemnification, only from the Escrow Amount and in accordance with Section 9.2(e) the Contingent Merger Consideration, from and against any and all Losses, whether or not involving any third party claim, arising out of, resulting from or relating directly or indirectly from or in connection with (i) any breach on the date hereof or the Closing Date of any representation or warranty of Agencourt contained in Article II hereof or set forth in the corresponding Disclosure Schedules attached hereto (after giving effect to any supplement to a Disclosure Schedule) or in a supplement to a Disclosure Schedule or in any certificate or document delivered by Agencourt pursuant to Article VIII hereof (ii) any breach of any covenant or agreement of Agencourt contained herein, (iii) amounts paid to the Dissenting Shareholders either (A) pursuant to agreement between the Acquiror, the Holder Representative and the Dissenting Shareholders or (B) awarded to the Dissenting Shareholders by a court of competent jurisdiction pursuant to Section 262 of the DGCL, or (iv) any product shipped or service performed by Agencourt or any of its Subsidiaries prior to the Closing.

(b)           Subject to the provisions of this Section 9.2, Holders of Common Shares, Warrants and Converted Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Applicable Percentages) and their respective managers, officers, directors, members, stockholders, employees and Affiliates (the “Agencourt Indemnified Parties”) shall be entitled to indemnification from Acquiror and Merger Sub, jointly and severally, from and against any and all Losses, whether or not involving any third party claim, arising out of, resulting from or relating to (i) any breach on the date hereof or on the Closing Date of any representation or warranty of Acquiror or Merger Sub contained in Article III hereof or any officer’s certificate delivered pursuant to Article VIII hereof or (ii) any breach of any covenant or agreement of Acquiror or Merger Sub contained herein.

(c)           If a claim for Losses (a “Claim”) is to be made by an indemnified party, such indemnified party shall give written notice (a “Claim Notice”) to the party against whom such Claim is being asserted (the recipient of such notice referred to below as the “indemnifying party”), promptly after such indemnified party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 9.2.  If any lawsuit or other action is filed or instituted against any indemnified party with respect to a matter subject to indemnity hereunder, notice thereof (a “Third Party Notice”) shall be given to the indemnifying party as promptly as practicable (and in any event within thirty (30) days after the service of the citation or summons).  After receipt of a Third Party Notice, the indemnifying party shall have the right by providing written notice acknowledging such indemnifying party’s obligation to indemnify the indemnified party to (i) take control of the defense and investigation of such lawsuit or action, (ii) employ and engage attorneys of its own choice (subject to the approval of the indemnified party, such approval not to be unreasonably withheld) to handle and defend the same, at the indemnifying party’s sole cost, risk and expense, and (iii) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and the indemnifying party shall reimburse the indemnified party for all of its reasonable out-of-pocket expenses in connection therewith; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Third Party Notice (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of such indemnified party to defend such claim), the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim (all at the cost and expense of the indemnifying party) and the indemnifying party shall have the right to participate therein at its own cost.

(d)           Notwithstanding any provision hereof to the contrary, no Claim may be asserted for the breach of any representation, warranty, covenant or agreement contained herein after the expiration of the survival period as specified in Section 9.1; provided, however, that this Section 9.2(d) shall not limit the ability of any indemnified party to recover for any Claim relating to the breach of any representation, warranty, covenant or agreement asserted prior to the expiration of the survival period.  In addition, any claim made by any party following the Closing with respect to the transactions contemplated by this Agreement shall be made pursuant to this Article IX.

(e)           Notwithstanding the foregoing, following the Closing (i) no Acquiror Indemnified Party shall be entitled to indemnification for any Losses pursuant to Section 9.2(a) which arise out of any particular breach, unless the aggregate amount of all Losses incurred by all Acquiror Indemnified Parties as a result of such breach exceeds $500,000 at which time the Acquiror Indemnified Parties shall be entitled to indemnification for only the aggregate amount of all such Losses in excess of $500,000 (the “Indemnification Basket”) and (ii) the aggregate amount of Losses for which the Acquiror Indemnified Parties shall be entitled to indemnification shall not exceed the Escrow Amount plus all net interest earned thereon (the “Indemnification Cap”).  Notwithstanding the foregoing, the Acquiror Indemnified Parties shall be entitled to indemnification for any adjustments made to the Merger Consideration in accordance with Section 1.4(c)(vii) and any Tax reimbursement due to Acquiror or the Surviving Corporation in accordance with Section 1.9 or Section 6.3(j) without reduction for the Indemnification Basket and up to the full amount of the Escrow Account and the Contingent Merger Consideration.  Notwithstanding the foregoing, the Acquiror Indemnified Parties shall be entitled to indemnification for all Losses resulting from any breaches of the representations and warranties contained in Section 2.3, Section 2.7, Section 2.8(l), Section 2.10, Section 2.16, and Section 2.17, subject to the Indemnification Basket, up to the full amount of the Escrow Account and the Contingent Merger Consideration (to the extent not yet earned and paid).  For avoidance of doubt, the Contingent Merger Consideration shall be paid when earned and once earned it shall not be subject to offset or recoupment for any claims, adjustments, Losses or reimbursements.  The Acquiror Indemnified Parties shall be required to exhaust the entire Escrow Amount before seeking to offset against the Merger Consideration.

(f)            Notwithstanding the foregoing, following the Closing (i) no Agencourt Indemnified Party shall be entitled to indemnification for any Losses pursuant to Section 9.2(b) which arise out of any particular breach, unless the aggregate amount of all Losses incurred by all Agencourt Indemnified Parties as a result of such breach exceeds the Indemnification Basket at which time the

Agencourt Indemnified Parties shall be entitled to indemnification for only the aggregate amount of all such Losses in excess of Indemnification Basket and (ii) the aggregate amount of Losses for which the Agencourt Indemnified Parties shall be entitled to indemnification shall not exceed the amount of the Indemnification Cap.

(g)           The parties agree that the Escrow Amount shall be held in escrow pursuant to the terms of the Escrow Agreement to serve as a source of payment of any adjustments made to the Merger Consideration in accordance with Section 1.4(c)(vi) or Section 1.4(c)(vii) and any Tax reimbursement due to Acquiror or the Surviving Corporation in accordance with Section 1.9 or Section 6.3(j), and any Claim for indemnification of any Acquiror Indemnified Party pursuant to this Article IX.  The Holder Representative and Acquiror agree to jointly instruct the Escrow Agent to disburse the proceeds of the Escrow Amount to (x) the Acquiror Indemnified Parties to the extent that the Acquiror Indemnified Parties are entitled to recovery with respect to the foregoing Sections of this Agreement and any Claim for Indemnification under this Article IX and (y) to the Holders (pro rata, in accordance with their respective Applicable Percentages) any adjustments made to the Merger Consideration in accordance with Section 1.4(c)(vi).  The parties further agree to jointly instruct the Escrow Agent (i) to eighteen (18) months after the Closing Date to disburse to the Holders (pro rata, in accordance with their respective Applicable Percentages) the excess, if any, of (A) fifty percent (50%) of the balance of the Escrow Amount (as increased by the net interest earned thereon), less (B) the Retained Amount (as such term is defined in the Escrow Agreement) and (ii) thirty-six (36) months after the Closing Date to disburse to the Holders (pro rata, in accordance with their respective Applicable Percentages) the remaining balance, if any, of the Escrow Amount (as increased by the net interest earned thereon) less the Retained Amount.  Thereafter, all or portions of the Retained Amount (as increased by the net interest earned thereon) shall be disbursed to Holders (pro rata, in accordance with their respective Applicable Percentages) or the Acquiror Indemnified Parties, as applicable, in accordance with the terms of the Escrow Agreement.  At such time as the Escrow Agent has distributed to Acquiror from the Escrow Amount an amount equal to the Indemnification Cap, all rights of the Acquiror Indemnified Parties to indemnification Section 9.2(a), except for Claims involving fraud.

(h)           The Escrow Amount shall be increased by the amount of interest earned on the Escrow Amount (net of any amount distributed to Acquiror for the payment of Taxes on such interest).  The Acquiror shall be responsible for reporting and paying the applicable Taxes on the interest earned on the Escrow Amount.  At the end of each Tax year, the Escrow Agent shall distribute to the Acquiror a portion of the interest earned on the Escrow Amount in an amount sufficient for the Acquiror to pay the applicable Taxes on the interest earned for such Tax year.

(i)            All indemnity payments made under this Agreement shall be treated for all Tax purposes as adjustments to the Merger Consideration.

Section 9.3            Sole Remedy.  Except for Claims involving fraud, after the Closing has occurred, the right to indemnification under this Article IX and this Agreement shall be the exclusive remedy of each party hereto for Losses in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein.

ARTICLE X.  TERMINATION/EFFECTIVENESS

Section 10.1         Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

(b)           Prior to the Closing, by written notice to Agencourt from Acquiror, if (i) there is any material breach of any covenant or agreement on the part of Agencourt set forth in this Agreement, or if a representation or warranty of Agencourt shall be untrue in any material respect, in either case, such that the condition specified in Section 8.2(a) would not be satisfied at the Closing (a “Terminating Agencourt Breach”), except that, if such Terminating Agencourt Breach is curable by Agencourt through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Agencourt continues to use its commercially reasonable efforts to cure such Terminating Agencourt Breach (the “Agencourt Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Agencourt Breach is not cured within the Agencourt Cure Period, (ii) the Closing has not occurred on or before June 30, 2005, (iii) any governmental or regulatory consent or approval required as a condition to consummation of the transactions contemplated hereby pursuant to Section 8.1(c) is denied by or in a final non-appealable order or other final action issued or taken by the appropriate Governmental Authority, (iv) the consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, or (v) governmental or regulatory consent or approval is conditioned by the Antitrust Authorities on the sale, license or other disposition of assets of Acquiror or Agencourt and Acquiror, in the exercise of their sole discretion, elects not to sell, license or otherwise dispose of such assets.

(c)           Prior to the Closing, by written notice to Acquiror from Agencourt, authorized by its Board of Directors, if (i) there is any material breach of any covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if a representation or warranty of Acquiror or Merger Sub shall be untrue in any material respect, in either case, such that the condition specified in Section 8.3(a) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before June 30, 2005, (iii) any governmental or regulatory consent or approval required as a condition to consummation of the transactions contemplated hereby pursuant to Section 8.1(c) is denied by or in a final non-appealable order or other final action issued or taken by the appropriate Governmental Authority or (iv) the consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

(d)           Prior to the Closing, by written notice to Agencourt from Acquiror that, in view of the inability of the parties to agree on an adjustment to the Merger Consideration and/or amendments to this Agreement in accordance with Section 4.5, Acquiror is terminating this Agreement as a matter of right with effect as of the date of such notice.

Section 10.2         Effect of Termination.  In the event of termination and abandonment of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of Agencourt, Acquiror or Merger Sub, as the case may be, for any breach of any covenant or agreement contained in this Agreement occurring prior to such termination, and the parties hereto acknowledge that it is the intention of the parties hereto that no party shall have any remedy or right to recover for any losses or damages resulting from any breach of any representation or warranty contained herein.  The provisions of Section 6.1, this Section 10.2 and Article XIII hereof shall survive any termination of this Agreement.  The parties hereto acknowledge and agree that the provisions of this Section 10.2 shall not impair the right of any party to compel specific performance by another party of its obligations hereunder.

ARTICLE XI.  CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 9.2(a).

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 1.4(c)(iii).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Agencourt” has the meaning specified in the Preamble hereto.

“Agencourt Accounts Receivable” has the meaning specified in Section 2.22.

“Agencourt Common Stock” has the meaning specified in Section 2.3.

“Agencourt Cure Period” has the meaning specified in Section 10.1(b).

“Agencourt Indemnified Parties” has the meaning specified in Section 9.2(b).

“Agencourt Material Contracts” has the meaning specified in Section 2.9(a).

“Agencourt Stockholders’ Meeting” has the meaning specified in Section 4.4.

“Aggregate Fully Diluted Common Shares” has the meaning specified in Section 1.1(d).

“Aggregate Converted Option Exercise Price” has the meaning specified in Section 1.1(d).

“Aggregate Warrant Exercise Price” has the meaning specified in Section 1.1(d).

“Agreement” has the meaning specified in the Preamble hereto.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Applicable Percentage” means with respect to any Holder of Common Shares, Warrants and/or Converted Options, a ratio (expressed as a percentage) equal to the product of (a) the aggregate number of Common Shares held by or issuable to such Holder upon the exercise in full of all Warrants and Converted Options held by such Holder immediately prior to the Effective Time of the Merger, divided by (b) the Aggregate Fully Diluted Common Shares.

“Audited Financial Statements” has the meaning specified in Section 2.7.

“Auditor” has the meaning specified in Section 1.4(b).

“Benefit Arrangement” has the meaning specified in Section 2.13(a)(i).

“Bonus Payments” has the meaning specified in Section 5.3(f).

“Business Day” means any day other than a Saturday, Sunday or a bank holiday under the laws of the United States or the State of New York.

“Cash and Cash Equivalents” means, as of any date (without duplication), the sum of (i) the cash and cash equivalents of Agencourt and its consolidated Subsidiaries as of such date, determined in accordance with GAAP applied in a manner consistent with the manner applied in preparation of the historical consolidated financial statements of Agencourt and its Subsidiaries, and (ii) the Excess Assets Available For Sale as of such date.

“Cash Per Fully Diluted Common Share” has the meaning specified in Section 1.1(d).

“Certificate of Merger” has the meaning specified in the Section entitled “Plan of Merger.”

“Certificates” has the meaning specified in Section 1.2(b).

“Claim” has the meaning specified in Section 9.2(c).

“Claim Notice” has the meaning specified in Section 9.2(c).

“Closing” has the meaning specified in Section 7.2.

“Closing Balance Sheet” has the meaning specified in Section 1.4(a).

“Closing Date” has the meaning specified in Section 1.3.

“Closing Date Funded Debt” has the meaning specified in Section 1.4(a).

“Closing Date Net Current Assets” has the meaning specified in Section 1.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” has the meaning specified in Section 1.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 1, 2004, between Acquiror and Agencourt.

“Constituent Corporations” shall have the meaning specified in the Section entitled “Plan of Merger.”

“Contingent Merger Consideration” has the meaning set forth in Section 1.5.

“Contingent Obligations” has the meaning set forth in Section 1.5

“Contingent Period” means the period beginning on the Effective Time of the Merger and ending on January 10, 2008.

“Contracts” means any contracts, agreements, subcontracts, leases, and purchase orders.

“Converted Options” has the meaning specified in Section 1.1(a).

“Current Chairman” has the meaning specified in Section 5.3(d).

“Determination Date” has the meaning specified in Section 1.4(b).

“DGCL” has the meaning specified in the Section entitled “Plan of Merger.”

“Disclosure Schedule” has the meaning specified in the preamble to Article II.

“Dissenting Shares” has the meaning specified in Section 1.1(a).

“Dissenting Stockholders” has the meaning specified in Section 1.1(a).

“Effective Time of the Merger” has the meaning specified in Section 1.3.

“Employee Plans” has the meaning specified in Section 2.13(a)(ii).

“Environmental Laws” means all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, regulations and other provisions having the force or effect of law relating to pollution or protection of the environment, all judicial and administrative orders and determinations, all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and in effect as of the date hereof.

“ERISA” has the meaning specified in Section 2.13(a)(iii).

“Escrow Agent” has the meaning specified in Section 1.6.

“Escrow Agreement” has the meaning specified in Section 1.6.

“Escrow Amount” has the meaning specified in Section 1.6.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 1.1(c).

“Estimated Closing Date Net Current Assets” has the meaning specified in Section 1.1(c).

“Estimated Net Current Asset Deficiency” means the amount by which the Estimated Closing Date Net Current Assets is less than $0.

“Estimated Net Current Asset Surplus” means the amount by which the Estimated Closing Date Net Current Assets is greater than $0.

“Exchange Agent” has the meaning specified in Section 1.2(a).

“Exchanged Options” has the meaning specified in Section 1.1(e).

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Founders” means, collectively, Paul J. McEwan, Brendan L. McKernan, Kevin J. McKernan and R. Brian McKernan.

“Funded Debt” of any Person, means all obligations of such Person for borrowed money excluding only capital leases.

“Funded Debt Adjustment Amount” has the meaning specified in Section 1.4(c)(i).

“Funding Amount” has the meaning specified in Section 1.2(a).

“GAAP” has the meaning specified in Section 1.4(a).

“Good Cause” shall mean:  (a) employee’s willful failure to perform, or neglect in the performance of, any of his material duties; which failure, neglect or breach continues and remains uncured for more than ten (10) Business Days after written notice from the Company to the employee setting forth in reasonable detail the nature of such failure, neglect or breach; (b) employee’s commission of an act of embezzlement, fraud or material dishonesty, whether or not involving personal profit, in connection with employee’s employment by the Company; (c) employee’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude., or (iv) willful violation of rules or regulations of any Governmental Authority which adversely effects the business of Acquiror or any of its Affiliates or the Surviving Corporation.

“Governmental Authority” means any federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof.

“Holders” has the meaning specified in Section 1.1(d).

“Holder Acknowledgment” means an agreement or certificate signed by a Holder of Converted Options or Warrants acknowledging cancellation of all Converted Options and Warrants held by such Holder.

“Holder Allocable Expenses” has the meaning specified in Section 1.6.

“Holder Representative” has the meaning specified in Section 12.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means all obligations of such Person for borrowed money required to be reflected as indebtedness on such Person’s financial statements prepared in accordance with GAAP.

“Indemnification Cap” has the meaning specified in Section 9.2(e).

“Initial Merger Consideration” has the meaning set forth in Section 1.1(c).

“Intellectual Property” has the meaning specified in Section 2.10.

“Interim Balance Sheet” has the meaning specified in Section 2.7.

“Interim Financial Statements” has the meaning specified in Section 2.7.

“Interim Income Statement” has the meaning specified in Section 2.7.

“Key Employees” has the meaning set forth in Section 5.3(b).

“Knowledge” in the case of the “Knowledge of Agencourt” means the actual knowledge of any of (a) Paul J. McEwan, Brendan L. McKernan, Kevin J. McKernan, R. Brian McKernan, John Linnan, Barry Garvin, Elizabeth Holland, Erik Gustafson or Jeff Patulak; and, in the case of the “Knowledge of Acquiror” means actual knowledge of any officer of Acquiror.

“Leased Real Property” means all leasehold or subleasehold estates and other rights, to use or occupy any land, buildings, structures, improvements, fixtures, or other interests in real property held by Agencourt or any of its Subsidiaries as of the date hereof.

“Licenses” has the meaning specified in Section 2.19.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, the costs of reasonable investigation, remediation and attorneys’ fees) actually suffered or incurred by such Person; provided, however, such Losses shall not include consequential, punitive or other special damages.  Notwithstanding the foregoing, in computing the amount of Losses and aggregate amount of claims made against the indemnifying party, the amount of such Losses and claims shall be deemed to be an amount (a) net of any Tax benefit actually realized by the indemnified party as a result of the incurrence of such Losses and (b) net of any insurance proceeds actually recovered by the indemnified party as a result of the incurrence of such Losses.

“Majority Holders” has the meaning specified in Section 12.1.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to any Person, any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, and as currently conducted other than any change, effect, event, circumstance, occurrence or state of facts relating to (a) the economy or the financial markets in general, (b) the industry in which such Person and its Subsidiaries operate in general, (c) war, outbreak of hostilities or terrorist attacks, (d) the announcement of this Agreement or the transactions contemplated hereby, (e) changes in applicable laws or regulations after the date hereof or (f) changes in GAAP or regulatory accounting principles after the date hereof.

“Merger” has the meaning specified in the Section entitled “Plan of Merger.”

“Merger Consideration” has the meaning specified in Section 1.1(c).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 2.13(a)(iv).

“NCA Adjustment Amount” has the meaning specified in Section 1.4(c)(ii).

“Net Current Assets” means the total current assets less the total current liabilities, subject to adjustments for certain non-cash expense accruals previously disclosed to Acquiror.

“Net Revenues” means the total gross revenues received by the Surviving Corporation from the sale to third parties of the Surviving Corporation products and the delivery to third parties of services in the relevant accounting period less the aggregate of all of the following incurred by the Surviving Corporation as an incident of such sales in such period: (a) returns of products or repeats of services, (b) allowances in lieu of actual returned or rejected products or for the repetition of services, and (c) normal and customary and trade, quantity, contract and cash discounts.

“Net Revenue Targets” has the meaning specified in Schedule 1.5(b).

“Newco” has the meaning specified in Section 6.3(a).

“Non-Competition Agreements” has the meaning specified in Section 8.2(d).

“Non-Employee Options” has the meaning specified in Section 1.1(a).

“Operating Income” means earnings before interest and Taxes of the Surviving Corporation in the relevant accounting period.

“Operating Income Targets” has the meaning specified in Schedule 1.5(b).

“Other Employees” has the meaning specified in Section 5.3(c).

“Pension Plan” has the meaning specified in Section 2.13(a)(v).

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (b) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (c) Liens securing rental payments under capital lease agreements, (d) encumbrances and restrictions on real property which are of record (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (e) other Liens, in each case: (i) arising in the ordinary course of business, (ii) not incurred in connection with the borrowing of money, (iii) which individually and in the aggregate do not have a Material Adverse Effect, and (iv) for which appropriate reserves have been established in accordance with GAAP.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Polony Grants” means the NHGRI grant no. 1 R01 HG003570-01 awarded to Agencourt to fund various research and development activities, and all other costs reimbursed for by the government as specified in the government award letter, that are associated with polymerase colony technologies, a highly parallel sequencing approach that involves synthesizing short regions of identical DNA fragments on magnetic beads, packing millions of them into a chamber and then extending each of those molecules while detecting the addition of fluorescently labeled DNA building blocks or nucleotides.

“Polony Payments” has the meaning specified in Section 6.3(b).

“Polony Services” has the meaning specified in Section 6.3(b).

“Polony Work Product” has the meaning specified in Section 6.3(c).

“Stockholders Agreement” has the meaning specified in Section 6.3(a).

“Subsidiary” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Substitute Option Plan” has the meaning specified in Section 1.1(e).

“Surviving Corporation” has the meaning specified in the Section entitled “Plan of Merger.”

“Tax” or “Taxes” means any federal, state, local or foreign net or income, gross receipts, sales, use, ad valorem, transfer, franchise, license, payroll, employment, excise, severance, stamp, occupation, premium, profits, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, withholding, social security (or similar), unemployment, disability, real property, personal property, registration, value added, alternative or add-on minimum, estimated and other taxes or similar governmental charges, fees, levies or other assessments of any kind whatsoever, including any interest, penalties or additions with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxpayer” has the meaning specified in Section 2.17(a).

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Agencourt Breach” has the meaning specified in Section 10.1(b).

“Third Party Notice” has the meaning specified in Section 9.2(c).

“Total Consideration to Holders” has the meaning specified in Section 1.1(c).

“Uncollected Receivables”  means those Agencourt Accounts Receivable reflected on the Closing Balance Sheet that are not collected prior to the Determination Date.

“Vested Employee Options” has the meaning specified in Section 1.1(a).

“Voting Agreement” has the meaning specified in the Section entitled “Plan of Merger.”

“Warrants” has the meaning specified in Section 1.1(a).

“Welfare Plan” has the meaning specified in Section 2.13(a)(vi).

ARTICLE XII.  HOLDER REPRESENTATIVE

Section 12.1         Designation and Replacement of Holder Representative.  The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Shares and Converted Options for certain limited purposes, as specified herein (the “Holder Representative”).  The parties have designated R. Brian McKernan as the initial Holder Representative, and approval of this Agreement by the holders of Common Shares shall constitute ratification and approval of such designation.  The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully Diluted Common Shares at the Effective Time of the Merger (“Majority Holders”).  In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

Section 12.2         Authority and Rights of Holder Representative; Limitations on Liability.  The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the holders of Agencourt Common Stock, Warrants and Converted Options, except as expressly provided herein.  Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses, and to pay such Holder Allocable Expenses in accordance with Section 1.6.  The Holder Representative will have no liability to Acquiror, Agencourt or the holders of Common Shares, Warrants and Converted Options with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative’s gross negligence or willful misconduct.  The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative has been provided by the Holders with funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action.  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Holder Representative shall be entitled to reimbursement, from funds paid to it under Section 1.6 and/or otherwise received by it from the Holders in its capacity as Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification from the Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

ARTICLE XIII.  MISCELLANEOUS

Section 13.1         Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.2         Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (c) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)           If to Acquiror or Merger Sub, to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention: General Manager

with copies to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention:  General Counsel

Fax (714) 773-7936

(b)           If to Agencourt or Holder Representative, to:

Agencourt Bioscience Corporation

500 Cummings Center, Suite 2450

Beverly, MA 01915

Attention:  CEO and President

Telephone:  (978) 867-2600

Facsimile:   (978) 867-2601

with copies to:

Paul, Hastings, Janofsky & Walker, LLP

75 East 55th Street

New York, NY 10022

Attention:  John J. Altorelli, Esq.

Telephone:  (212) 318-6000

Facsimile:    (212) 319-4090

or to such other address or addresses as the parties may from time to time designate in writing.

Section 13.3         Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.4         Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the forgoing, in the event the Closing occurs, the officers, directors and employees of Agencourt shall be intended third-party beneficiaries of, and shall be entitled to the protections of, Section 5.2 and Section 5.3.  No party to this Agreement may assert any claim against any officer, director, stockholder, partner or member of any party to this Agreement under this Agreement or in connection with the transactions contemplated hereby unless such Person is also a party to this Agreement.

Section 13.5         Expenses.  Each party hereto other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 1.6 in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditors, if any, shall be paid one-half by Acquiror and one-half by the Holder Representative out of funds paid to the Holder Representative under Section 1.6.  In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants; provided, however, that, in the event that the transactions contemplated hereby are not consummated, Agencourt shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

Section 13.6         Construction.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, except as to any matters relating to the corporate governance or the capital stock of Agencourt, which shall be governed by the laws of the State of Delaware.  Unless otherwise stated, references to Sections, Articles, Schedules or Exhibits refer to the Sections, Articles, Schedules and Exhibits to this Agreement.

Section 13.7         Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as of the date first written above.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

Section 13.8         Entire Agreement; Schedules.  This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.  Each disclosure in the Schedules shall be deemed to qualify all representations and warranties of Agencourt, notwithstanding the lack of a specific cross-reference.

Section 13.9         Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 13.10       Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and Agencourt which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party’s legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

Section 13.11       Severability.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provisions or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 13.12       Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BECKMAN COULTER, INC.

By:	/s/ SCOTT T. GARRETT
Name:	S. Garrett
Title:	President, CEO

BCI NEW CO, INC.

By:	/s/ SCOTT T. GARRETT
Name:	S. Garrett
Title:

AGENCOURT BIOSCIENCE CORPORATION

By:	/s/ BRIAN MCKERNAN
Name:	Brian McKernan
Title:	CEO

/s/ BRIAN MCKERNAN
Name: R. Brian McKernan, solely in his capacity as Holder Representative

CERTIFICATE OF MERGER

OF

BCI NEW CO, INC.
(a Delaware Corporation)

INTO

AGENCOURT BIOSCIENCE CORPORATION

(a Delaware Corporation)

PURSUANT TO SECTION 251 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE

Pursuant to Section 251of the General Corporation Law of the State of Delaware, Agencourt Bioscience Corporation, a Delaware corporation (the “Company”) hereby certifies the following information relating to the merger of BCI New Co, Inc., a Delaware corporation (“MergerSub”) with and into the Company (the “Merger”).

1.                                       The name and state of incorporation of each of the constituent corporations in the Merger is as follows:

Name	State of Incorporation
Agencourt Bioscience Corporation	Delaware
BCI New Co, Inc.	Delaware

2.                                       The Agreement and Plan of Merger, dated as of April 22, 2005, by and among Beckman Coulter, Inc., the Company and MergerSub (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by MergerSub and the Company, in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

3.                                       The corporation surviving the Merger is the Company.

4.                                       The Certificate of Incorporation of the Company in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation.

5.                                       The executed Merger Agreement is on file at the principal place of business of the surviving corporation, Agencourt Bioscience Corporation, 500 Cummings Center, Suite 2450, Beverly, MA 01915.

6.                                       A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either the Company or MergerSub.

7.                                       The Merger shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows; Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, I have hereunto set my hand this [    ]th day of [        ], 2005.

AGENCOURT BIOSCIENCE CORPORATION

By:
Name: John J. Altorelli
Title: Secretary

[Signature Page]

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EXHIBIT B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of April 22, 2005, is entered into by Beckman Coulter, Inc., a Delaware corporation (“Acquiror”), Paul J. McEwan, Brendan L. McKernan, Kevin J. McKernan and R. Brian McKernan (each such Person a “Founder” and collectively, the “Founders”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, concurrently herewith, Acquiror, BCI New Co, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and Agencourt Bioscience Corporation, a Delaware corporation (“Agencourt”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Agencourt, with Agencourt as the surviving corporation;

WHEREAS, the Founders are, and will be, immediately prior to the Effective Time of the Merger, holders of a majority of the Agencourt Common Stock issued and outstanding; and

WHEREAS, in order to induce the Acquiror to enter into the Merger Agreement, the Acquiror has required that the Founders enter into this Agreement, upon the terms and subject to the conditions hereinafter set forth, with respect to the number of shares of Agencourt Common Stock owned by each Founder, as set forth on Schedule I hereto.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO VOTE SHARES

Section 1.1                                   Agreement to Vote.  Each of the Founders hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of Agencourt, however called, and in any action by consent of the stockholders of Agencourt, such Founder shall vote or cause to be voted (a) all of the shares of Agencourt Common Stock set forth opposite such Founder’s name on Schedule I hereto and (b) any and all shares of Agencourt Common Stock acquired by such Founder on or after the date hereof, subject to the termination of this Agreement pursuant to Section 4.1 hereof, in favor of the Merger, the Merger Agreement (as it may be amended from time to time) and the transactions contemplated by the Merger Agreement.

Section 1.2                                   Adjustment upon Changes in Capitalization.  In the event of any change in the shares of Agencourt Common Stock, by reason of any stock dividends, splits, mergers, recapitalizations or other changes in the corporate or capital structure of Agencourt, the number and kind of shares of Agencourt Common Stock subject to this Agreement shall be appropriately adjusted.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE FOUNDERS

Each of the Founders hereby represents and warrants to the Acquiror as follows:

Section 2.1                                   Title to Common Stock.  As of the date hereof, such Founder is the record and beneficial owner of the number of shares of Agencourt Common Stock set forth opposite such Founder’s name on Schedule I hereto, and such shares of Agencourt Common Stock are all of the Agencourt Common Stock owned, either of record or beneficially, by such Founder.  Such shares of Agencourt Common Stock are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever other than pursuant to this Agreement, except as disclosed to the Acquiror prior to the execution and delivery of this Agreement.  No Founder has appointed or granted any proxy, which appointment or grant is still in effect, with respect to such shares of Agencourt Common Stock.

Section 2.2                                   Authority Relative to this Agreement.  Each Founder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each Founder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all proceedings, as applicable, on the part of such Founder necessary to authorize this Agreement or to consummate such transactions.  This Agreement has been duly and validly executed and delivered by each Founder and constitutes a legal, valid and binding obligation of such Founder, enforceable against such Founder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

Section 2.3                                   No Conflict.

(a)                                  Neither the execution and delivery of this Agreement nor the consummation by each Founder of the transactions contemplated hereby will (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Founder or by which the shares of Agencourt Common Stock are bound or affected or (ii) conflict with, or constitute a violation of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Founder’s shares of Agencourt Common Stock pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Founder is a party or by which such Founder or such Founder’s shares of Agencourt Common Stock are bound or affected, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by such Founder of his obligations under this Agreement.

(b)                                  The execution and delivery of this Agreement by each Founder does not, and the performance of this Agreement by such Founder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to

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make such filing or notification, would not prevent or delay the performance by such Founder of his obligations under this Agreement.

ARTICLE 3
COVENANTS OF THE FOUNDERS

Section 3.1                                   No Inconsistent Agreements.  Each of the Founders, for the benefit of the Acquiror, hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement, such Founder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to its shares of Agencourt Common Stock that is inconsistent with this Agreement.

Section 3.2                                   Transfer of Title.  Each of the Founders, for the benefit of the Acquiror, hereby covenants and agrees that, so long as this Agreement is in effect, such Founder shall not transfer record ownership of any of the shares of Agencourt Common Stock (including to its members), unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

ARTICLE 4
TERMINATION

Section 4.1                                   Termination.  This Agreement shall terminate automatically upon the earlier of (a) the Effective Time of the Merger and (b) the valid termination of the Merger Agreement.

Section 4.2                                   Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 4.1 hereof, this Agreement shall forthwith become void and have no effect, without liability on the part of any party hereto or its trustees, partners, beneficiaries, directors, officers, stockholders or affiliates other than liability for a material breach of this Agreement by any party.

ARTICLE 5
MISCELLANEOUS

Section 5.1                                   Notices.  All notices and other communications required or permitted pursuant to this Agreement shall be in writing and be deemed to have been duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or five (5) Business Days after the date mailed by certified mail, return receipt requested, postage prepaid, as follows:

(a)                                  If to Acquiror or Merger Sub, to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention: General Manager

with copies to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention:  General Counsel

Fax (714) 773-7936

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(b)                                  If to the Founders or Agencourt, to:

Agencourt Bioscience Corporation

500 Cummings Center, Suite 2450

Beverly, MA  01915

Attention:  CEO and President

Telephone:  (978) 867-2600

Facsimile:   (978) 867-2601

with copies to:

Paul, Hastings, Janofsky & Walker, LLP

75 East 55th Street

New York, NY 10022

Attention:  John J. Altorelli, Esq.

Telephone:  (212) 318-6000

Facsimile:    (212) 319-4090

Any party from time to time may change its address for the purposes of notices hereunder by giving written notice to the other parties hereto of such new address.

Section 5.2                                   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 5.3                                   Founder Capacity.  Each of the Founders signs solely in its capacity as the record holder and beneficial owner of such shares of Agencourt Common Stock.

Section 5.4                                   Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the City of New York or in a state court located in the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto: (a) consents to submit such party to the personal jurisdiction of any federal

4

court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal court sitting in the City of New York or a state court located in the City of New York; and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 5.5                                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not in any way be affected or impaired thereby so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

Section 5.6                                   Amendment.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

Section 5.7                                   Assignment.  Except as required by operation of law, this Agreement shall not be assignable by the parties hereto without the prior written consent of each of the other parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 5.8                                   Governing Law.  This Agreement shall be governed by the laws of the State of New York.

Section 5.9                                   Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

5

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BECKMAN COULTER, INC.

By:
Name:
Title:

Paul J. McEwan

Brendan L. McKernan

Kevin J. McKernan

R. Brian McKernan

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EXHIBIT C

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into this        day of               , 2005, by and among Beckman Coulter, Inc., a Delaware corporation (“Acquiror”), Agencourt Bioscience Corporation, a Delaware corporation (“Agencourt”) and R. Brian McKernan, solely in his capacity as the initial Holder Representative hereunder, and                                           , a                                                    (the “Escrow Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement (as defined herein).

RECITALS

A.                                   The Acquiror, BCI New Co, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Agencourt and R. Brian McKernan, solely in his capacity as initial Holder Representative, have entered into that certain Agreement and Plan of Merger, dated as of April 22, 2005 (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Agencourt, with Agencourt being the surviving corporation.

B.                                     Pursuant to the terms of the Merger Agreement, [Seven Million ($7,000,000)] United States Dollars (the “Escrow Amount”) is to be paid by the Acquiror to the Escrow Agent and held in escrow (the “Escrow Account”) for the purposes of (a) funding the payment of any Escrow Adjustment Amount payable to the Acquiror (if the Escrow Adjustment is negative) or the Holders (if the Escrow Adjustment is negative) following the Closing Date pursuant to Section 1.4 of the Merger Agreement; (b) funding the payment of any Uncollected Receivables to the Acquiror pursuant to Section 2.22 of the Merger Agreement, (c) funding the payment of any Tax shortfalls to the Acquiror pursuant to Section 1.9 and Section 6.3(i) of the Merger Agreement, and (d) funding indemnification payments payable to the Acquiror Indemnified Parties following the Closing Date pursuant to Section 9.2 of the Merger Agreement.

C.                                     Pursuant to the terms of the Merger Agreement, R. Brian McKernan has been appointed as the initial Holder Representative to act as the representative of the Holders for certain limited purposes specified in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1.                                      Receipt of Escrow Deposit.

(a)                                  Initial Deposit.  By its signature below, the Escrow Agent acknowledges receipt of funds from the Acquiror in an amount equal to the Escrow Amount (such amount, as it may change from time to time, the “Escrow Deposit”).

(b)                                 Adjustment Amount.  Pursuant to Section 1.4(c)(v) of the Merger Agreement, if the Adjustment Amount is a positive number, then Acquiror shall pay such

Adjustment Amount, within fifteen (15) days after the Determination Date, to the Escrow Agent to be included in the Escrow Deposit.

(c)                                  Uncollected Receivables.  Pursuant to Section 2.22 of the Merger Agreement, if between after 120 days after the Closing Date and the end of the Contingent Period the Surviving Corporation receives payment of any Uncollected Receivables for which Acquiror received reimbursement from the Escrow Amount, Acquiror shall pay such amount to the Escrow Agent to be included in the Escrow Deposit and held in the Escrow Account.

(d)                                 Tax Accruals.  Pursuant to Section 1.9 and Section 6.3(i) of the Merger Agreement, if the accruals for Taxes on the Closing Balance Sheet are greater than the actual Taxes due, Acquiror shall pay the excess amount to the Escrow Agent to be included in the Escrow Deposit and held in the Escrow Account.

2.                                      Investment of Escrow Deposit.  The Escrow Deposit shall be invested by the Escrow Agent in a money market fund which invests solely in United States government obligations and securities, including those maintained by the Escrow Agent or its affiliates, unless otherwise directed by the Acquiror and the Holder Representative.  All interest earned on the Escrow Deposit shall become part of the Escrow Deposit and held in the Escrow Account.

3.                                      Release of Escrow Deposit.

(a)                                  Escrow Adjustment Amount.  Within fifteen (15) days after the Determination Date, Acquiror and the Holder Representative shall deliver to the Escrow Agent, joint written instructions (“Joint Written Instructions”) setting forth the Escrow Adjustment Amount as determined pursuant to Section 1.4 of the Merger Agreement.  If, in accordance with Section 1.4(c)(vi) of the Merger Agreement, the Escrow Adjustment Amount is a positive number, then within five (5) Business Days after the receipt of such Joint Written Instructions the Escrow Agent shall release to the Holders all or a portion of the Escrow Account equal to the value of such positive Escrow Adjustment Amount.  If, in accordance with Section 1.4(c)(vii) of the Merger Agreement, the Escrow Adjustment Amount is a negative number, then within five (5) Business Days after the receipt of such Joint Written Instructions the Escrow Agent shall release to the Acquiror all or a portion of the Escrow Account equal to the value of such negative Escrow Adjustment Amount.

(b)                                 Uncollected Receivables.  To the extent the Agencourt Accounts Receivables are not collected on or prior to one hundred and twenty (120) days after the Effective Time of the Merger, Acquiror and the Holder Representative shall deliver Joint Written Instructions to the Escrow Agent to release to the Acquiror within five (5) Business Days after the receipt of such Joint Written Instructions all or a portion of the Escrow Account equal to the value of such Uncollected Receivables.

(c)                                  Tax Shortfalls.  To the extent the Taxes required to be paid by Agencourt for taxable years or periods ending on before the Effective Time of the Merger exceed the amount of Taxes accrued on the Closing Balance Sheet and there are no Tax attributes arising before the Effective Time of the Merger available to offset such shortfall, including but not limited to Net Operating Loss carryovers, R&D tax credits and Tax deductions resulting from the

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Converted Options and Bonus Payments made within 75 days after the Effective Time of the Merger, Acquiror and the Holder Representative shall deliver Joint Written Instructions to the Escrow Agent to release to the Acquiror within five (5) Business Days after the receipt of such Joint Written Instructions all or a portion of the Escrow Account equal to the value of such shortfall.

(d)                                 Indemnification Claims.  On each occasion on which the Acquiror determines in good faith that it is entitled to payment of a claim for indemnification pursuant to Section 9.2 of the Merger Agreement, the Acquiror may deliver to the Holder Representative and the Escrow Agent a written request (a “Draw-Down Request”) for the payment of such amount.  The Draw-Down Request shall set forth the amount requested and, in reasonable detail, the specific basis for the determination that the Acquiror is entitled to the payment of such amount.

(e)                                  Within thirty (30) days after receipt by the Holder Representative and the Escrow Agent of a Draw-Down Request, the Holder Representative may deliver to the Acquiror and the Escrow Agent a written objection to all or any part of the Draw-Down Request (an “Objection”).

(f)                                    If the Holder Representative fails to deliver an Objection by the end of the thirtieth (30th) day following the receipt by the Holder Representative of a Draw-Down Request, the Escrow Agent shall pay to the Acquiror out of the Escrow Account an amount equal to the amount requested in the Draw-Down Request.  Any such payment shall be made on or before the fifth (5th) Business Day following the expiration of such thirty (30) day period.  The Escrow Agent shall continue to hold any amounts remaining in the Escrow Account following the payment of any Draw-Down Request in accordance with the terms of this Agreement.

(g)                                 If the Holder Representative delivers a timely Objection with respect to all or any portion of a Draw-Down Request, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount requested in the Draw-Down Request or the disputed portion thereof, as the case may be, pending receipt of either (i) payment instructions signed by the Acquiror and the Holder Representative, specifying the agreement of the parties as to the action to be taken by the Escrow Agent in respect of such Draw-Down Request (“Payment Instructions”) or (ii) a notice from either the Acquiror or the Holder Representative of a final, non-appealable order from a court of competent jurisdiction, along with a copy of the order (together, a “Judgment Notice”), pursuant to which such court has determined whether and to what extent the Acquiror is entitled to the amount requested in the Draw-Down Request.  Upon receipt of Payment Instructions or a Judgment Notice, as applicable, the Escrow Agent shall thereafter act in accordance with Section 3(h) or 3(i) below, as applicable.

(h)                                 Upon receipt by the Escrow Agent of Payment Instructions, if such Payment Instructions indicate that the Acquiror is entitled to payment in respect of all or any portion of the Draw-Down Request, then the Escrow Agent shall release from the Escrow Account and pay to the Acquiror the amount indicated in such Payment Instructions.  Such payment shall be made on or before the fifth (5th) Business Day following the date on which such Payment Instructions are received by the Escrow Agent.  If such Payment Instruction indicates that the Acquiror is not entitled to all or any portion of the amount claimed in such Draw-Down Request (a “Discharge Notice”), then the Escrow Agent shall continue to hold such amount in

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the Escrow Account in accordance with the terms of this Agreement until such amounts are to be disbursed (i) to the Acquiror pursuant to Sections 3(a), 3(b) or 3(c) or in respect of another Draw-Down Request pursuant to Section 3(d), 3(e) or 3(f), (ii) to the Founders pursuant to Sections 3(k) and 3(l) or (iii) to any Person pursuant to Section 3(n).

(i)                                     If the Escrow Agent has received a Judgment Notice with respect to any Draw-Down Request, then the Escrow Agent shall release from the Escrow Account and pay to the Acquiror an amount equal to the amount due to the Acquiror, as indicated in such Judgment Notice.  Such payment will be made on or before the fifth (5th) Business Day following the date on which the Escrow Agent received such Judgment Notice.  If such Judgment Notice indicates that the Acquiror is not entitled to all or any portion of the amount claimed in the Draw-Down Request (a “Determination Discharge”), then the Escrow Agent shall continue to hold the amount to which the Acquiror was determined not to be entitled in accordance with the terms of this Agreement until such amounts are to be disbursed (i) to the Acquiror pursuant to Sections 3(a), 3(b) or 3(c) or in respect of another Draw-Down Request pursuant to Section 3(d), 3(e) or 3(f), (ii) to the Founders pursuant to Sections 3(k) and 3(l) or (iii) to any Person pursuant to Section 3(n).

(j)                                     As promptly as practicable following the disbursement of any funds from the Escrow Account, the Escrow Agent shall send a written statement to each of the Holder Representative and the Acquiror stating the amount of the disbursement and the amount remaining in the Escrow Account.

(k)                                  On the date which is eighteen (18) months after the date hereof (the “Release Date”), the Escrow Agent shall promptly disburse to the Holders (pro rata in accordance with their respective Applicable Percentages) from the Escrow Account, an amount equal to the excess, if any, of (i) fifty percent (50%) of the remaining balance of the Escrow Amount over (ii) the Retained Amount (as defined in Section 3(m)) as of the Release Date.

(l)                                     On the date which is thirty-six months (36) months after the date hereof (the “Termination Date”), the Escrow Agent shall promptly pay to the Holders (pro rata in accordance with their respective Applicable Percentages) from the Escrow Account, an amount equal to the excess, if any, of (i) the remaining balance of the Escrow Account over (ii) the Retained Amount as of the Termination Date.  Thereafter, the Escrow Agent shall release from the Escrow Account all or portions of the Retained Amount as and when it receives Payment Instructions, Judgment Notices, Discharge Notices or Determination Discharges, as applicable, related to the Outstanding Claims (as defined in Section 3(m)).  Following the Termination Date, in the event that the Retained Amount at anytime exceeds the amount of all Outstanding Claims which have not been paid or which are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to the Holders (pro rata in accordance with their respective Applicable Percentages), within five (5) Business Days of the Holder Representative’s written request for such payment, an amount equal to such excess.  Notwithstanding any provision hereof to the contrary, following the Termination Date, the Retained Amount will not be released in payment of any claim or Draw-Down Request delivered to the Escrow Agent or the Holder Representative after the Termination Date, and the Retained Amount will only be disbursed (i) to the Holders (pro rata in accordance with their respective Applicable

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Percentages) in accordance with this Section 3(l) or Section 3(n) or (ii) to the Acquiror in payment of an Outstanding Claim in accordance with Section 3(g), 3(h) or 3(i).

(m)                               In the event that the Escrow Agent shall have received on or before the Release Date or the Termination Date, as applicable, one or more Draw-Down Requests which have not been paid in accordance with Section 3(f) as of the Release Date or the Termination Date, as applicable, and as to which, on such date, the Escrow Agent has neither received and fully acted upon Payment Instructions nor a Judgment Notice, nor received a Discharge Notice or a Determination Discharge (any such Draw-Down Request being referred to as an “Outstanding Claim”), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the amount requested in all such Outstanding Claims (the “Retained Amount”).

(n)                                 If, at any time prior to the Termination Date, the Acquiror and the Holder Representative shall deliver to the Escrow Agent Joint Written Instructions, within five (5) Business Days after the receipt of such Joint Written Instructions, the Escrow Agent shall release the portion of the Escrow Account to the Person(s) specified in such Joint Written Instructions.

(o)                                 The Holder Representative shall be responsible for providing the Escrow Agent with all necessary information regarding the Holders, including the names, mailing addresses and Applicable Percentages for each of the Holders.  Disbursements to the Holders may be made, at the request of the Holder Representative, to the Exchange Agent or the Holder Representative, each of whom will be responsible for making the disbursements to each of the Holders.

(p)                                 Each of the Acquiror and the Holder Representative agree that it will act in good faith to execute any Draw-Down Request, Objection, Payment Instructions or Joint Written Instructions, as applicable, in accordance with the terms of this Agreement and the Merger Agreement.

4.                                      Duties of the Escrow Agent.

(a)                                  Duties in General.

(1)                                  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein or required by applicable law, which the parties agree are ministerial in nature.  If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.

(2)                                  If the Escrow Agent becomes involved in litigation with respect to this Agreement for any reason, it is hereby authorized to deposit the Escrow Deposit with the clerk of such court in which such litigation is pending, or to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court the Escrow Deposit.  Upon the happening of either of the above, the Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

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(3)                                  If the Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead such parties in any state or federal court located in the State of New York (or if such court does not have jurisdiction, any other court of competent jurisdiction), to deposit the Escrow Deposit with the clerk of such court, and to request that such court determine the respective rights of the parties with respect to this Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any claims or demands hereunder.

(b)                                 Exculpation.  Except for the Escrow Agent’s own willful misconduct, bad faith or gross negligence: (i) the Escrow Agent shall have no liability of any kind whatsoever for its performance of any duties imposed upon the Escrow Agent under this Agreement or for any of its acts or omissions hereunder; (ii) the Escrow Agent shall not be responsible for any of the acts or omissions of the parties hereto; (iii) the Escrow Agent shall not be liable to anyone for damages, losses or expenses arising out of this Agreement; and (iv) the Escrow Agent may rely and/or act upon any written instrument, document or request believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person, and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein.

(c)                                  No Additional Duties.  The Escrow Agent shall have no duties except those that are expressly set forth herein, and it shall not be bound by any notice of a claim or demand hereunder, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing.

(d)                                 Miscellaneous.  The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.  The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

5.                                      Indemnification of the Escrow Agent.  In consideration of its acceptance of the appointment as Escrow Agent, each of the Acquiror and the Holder Representative, on behalf of the Holders, agrees to indemnify and hold the Escrow Agent harmless for one-half of any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct by the Escrow Agent to any person by reason of its having accepted the same or in carrying out any of the terms hereof.  Each of the Acquiror and the Holder Representative, on behalf of the Holders, agrees to reimburse the Escrow Agent on request for one-half of its reasonable attorneys’ fees and other reasonable costs and expenses incurred by it in connection with carrying out its duties hereunder.

6.                                      Resignation of the Escrow Agent.  The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least fifteen (15) Business Days written notice to the parties.  Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any duties as Escrow Agent hereunder.  Upon their receipt of notice of resignation from the Escrow Agent, the

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Acquiror and the Holder Representative shall use their reasonable best efforts jointly to designate a successor Escrow Agent.  If the parties do not agree upon a successor Escrow Agent within fifteen (15) Business Days after the receipt by the parties of the Escrow Agent’s resignation notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto.  By mutual agreement, the parties shall have the right at any time upon not less than seven (7) Business Days written notice to terminate their appointment of the Escrow Agent, or any successor Escrow Agent, as Escrow Agent hereunder.  Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor Escrow Agent shall continue to act as the Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent.

7.                                      Taxes.

(a)                                  The Escrow Agent shall timely report to the Acquiror and the Holder Representative the aggregate amount of the income, interest, increments and realized gains (collectively, the “Escrow Interest”) on which taxes are then due and payable (such taxes, the “Escrow Taxes”) and the Acquiror shall report the amount of such Escrow Interest to the appropriate taxing authorities and shall pay the Escrow Taxes, in which event it may direct the Escrow Agent, by a reasonably detailed written notice to it with a copy to the Holder Representative, to reimburse the Acquiror in the amount of the Escrow Taxes out of the Escrow Interest.  In the event any portion of the Escrow Amount is to be paid over to the Acquiror or to the Founders pursuant to Section 3, such amount shall be reduced (and the amount of such reduction shall be paid over to the Acquiror) by an amount equal to the product of (i) the Escrow Taxes actually paid by Acquiror (to the extent not reimbursed to it pursuant to the preceding sentence) multiplied by (ii) a fraction, the numerator of which is the amount otherwise to be paid to the Acquiror or to the Holders under this sentence and the denominator of which is the Escrow Amount.  The amount determined pursuant to the preceding sentence shall be adjusted to the extent reasonably practical to account for any duplication in payment and any timing differences in payments into and disbursements from the Escrow Account.

(b)                                 For each disbursement from the Escrow Account payable to the Holders, the Holder Representative shall provide the Escrow Agent with the applicable amount of taxes to be withheld from each Holder’s share of the disbursement.  The Escrow Agent shall withhold such amounts and remit the aggregate amount of such withholding taxes to Agencourt pursuant to the instructions provided by the Holder Representative.

(c)                                  Promptly following the execution of this Agreement, the Acquiror and Holder Representative shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form and the correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service or any other taxing authority for the Acquiror and each of the Holders.

8.                                      Notices.  All notices and other communications required or permitted pursuant to this Agreement shall be in writing and be deemed to have been duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the

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party for whom such communication is intended, or five (5) Business Days after the date mailed by certified mail, return receipt requested, postage prepaid, as follows:

(a)                                  If to the Acquiror, to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention: General Manager

with copies to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention:  General Counsel

Fax (714) 773-7936

(b)                                 If to Agencourt or Holder Representative, to:

Agencourt Bioscience Corporation

500 Cummings Center, Suite 2450

Beverly, MA  01915

Attention:  CEO and President

Telephone:  (978) 867-2600

Facsimile:   (978) 867-2601

with copies to:

Paul, Hastings, Janofsky & Walker, LLP

75 East 55th Street

New York, NY 10022

Attention:  John J. Altorelli, Esq.

Telephone:  (212) 318-6000

Facsimile:    (212) 319-4090

(c)                                  If to the Escrow Agent:

[Escrow Agent]
[Address]
Attention:
Telecopy No.:

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to the Escrow Agent shall also be sent to the other parties to this Agreement.

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9.                                      Assignment.  The Acquiror and the Holder Representative may assign rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Merger Agreement.

10.                               Miscellaneous.  This Agreement, and with respect to the Acquiror, Agencourt and the Holder Representative, the Merger Agreement, embody the entire agreement and understanding of the parties concerning the Escrow Deposit, and, in the event of any inconsistency between this Agreement and the Merger Agreement, this Agreement shall control.  This Agreement may be amended only by a writing signed by the party against whom the enforcement charge is sought.  The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns.

[THIS SPACE LEFT INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BECKMAN COULTER, INC.

By:
Name:
Title:

AGENCOURT BIOSCIENCE CORPORATION

By:
Name:
Title:

Name: R. Brian McKernan, solely in his capacity as Holder Representative

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STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2005, by and among, Agencourt Personal Genomics, Inc., a Delaware corporation (the “Corporation”), Agencourt Bioscience Corporation, a Delaware corporation (“Agencourt”) and the other stockholders of the Corporation listed on Exhibit A attached hereto (collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, the Corporation has authorized capital stock of twenty-four million shares (24,000,000) shares, consisting of twenty million (20,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”) and four million (4,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”);

WHEREAS, pursuant to the Corporation’s 2005 Long-Term Incentive and Compensation Plan (as amended from time to time, the “2005 Plan”), restricted shares of Common Stock and options to purchase Common Stock may be issued subject to the terms, conditions and restrictions contained in the 2005 Plan and each of the other documents and instruments executed in connection therewith;

WHEREAS, each of the Stockholders and the Corporation desire to enter into this Agreement to regulate certain aspects of their relationship, to make certain provisions for the governance of the Corporation and to provide for, among other things, restrictions on the transfer or other disposition of their securities; and

WHEREAS, any other qualified persons who purchase or receive capital stock of the Corporation may, with the consent of the Corporation’s Board of Directors (the “Board”), become parties to this Agreement by executing an Accredited Investor Questionnaire and the Joinder Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1.                                       Definitions.

(a)                                  “$”  shall mean the legal tender of the United States of America.

(b)                                 “2005 Plan” shall have the meaning set forth in the recitals.

(c)                                  “Accredited Investor Questionnaire” means the form of Accredited Investor Questionnaire attached hereto as Exhibit B.

(d)                                 “Additional Stockholder” means any Person who becomes the owner or holder of any capital stock of the Corporation, at any time and under any circumstances whatsoever, shall be required, as a condition of such ownership, to become a party to this

Agreement by affixing his signature, indicating the date thereof and the address of such Person, in the space provided on the Joinder Agreement, and to be bound by all of the terms of this Agreement, and thereafter such Additional Stockholder shall have all of the rights and obligations of a Stockholder under this Agreement.  Stock certificates and/or warrants or options issued to such person shall be marked as provided in Section 13 hereof.  No shares, whether now or hereafter issued, shall be transferred on the books of the Corporation until all applicable provisions of this Agreement have been complied with.

(e)                                  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

(f)                                    “Agencourt” shall mean Agencourt Bioscience Corporation.

(g)                                 “Agreement” shall mean this Agreement.

(h)                                 “Board” shall have the meaning set forth in the recitals.

(i)                                     “Change of Control” means (i) the sale of all or substantially all of the assets of the Corporation, (ii) a sale of all or substantially all of the equity Securities of the Corporation to a Third Party, (iii) the merger or consolidation of the Corporation with a Third Party, except if the voting securities of the Corporation outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the liquidation or dissolution of the Corporation.

(j)                                     “Commission” shall mean the Securities and Exchange Commission or any other federal agency administering the Securities Act.

(k)                                  “Common Stock” shall have the meaning set forth in the recitals.

(l)                                     “Common Stock Equivalent Basis” means, for purposes of any calculation, an assumption that all Securities convertible into or exercisable for Common Stock have been so exercised or converted.

(m)                               “Corporation” means Agencourt Personal Genomics, Inc.

(n)                                 “Excess Liability” shall have the meaning set forth in Section 11(e).

(o)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(p)                                 “Founders” shall mean R. Brian McKernan, Paul J. McEwan, Kevin J. McKernan, Brendan L. McKernan.

(q)                                 “Joinder Agreement” means the form of Joinder Agreement attached hereto as Exhibit C.

(r)                                    “New Shares” shall have the meaning set forth in Section 7.

(s)                                  “Notice of Option” shall have the meaning set forth in Section 5.

(t)                                    “Offer Notice” shall have the meaning set forth in Section 7(a).

(u)                                 “Offered Shares” shall have the meaning set forth in Section 5.

(v)                                 “Offering Stockholder” shall have the meaning set forth in Section 5.

(w)                               “Permitted Transferee” means (i) a Stockholder’s parent, spouse, brother or sister, natural or adopted lineal descendant, natural or adopted collateral descendant, or spouse of any such descendant; (ii) the trustee of a trust, whether inter vivos or testamentary, of which only the Stockholder and/or any person or persons named in this Section 1(w) is the beneficiary or beneficiaries; (iii) a corporation, foundation or other organization described in Section 501(c)(3) of the Internal Revenue Code or under a comparable successor provision; (iv) the settlors or beneficiary or beneficiaries of a trust, but only if the trustee of such trust was previously subject to this Agreement; (v) a corporation, trust, partnership or limited liability company, which is controlled by the Stockholders and/or any person or persons named in this Section 1(w); (vi) as to any Stockholder which is not a natural person, any partner, member or stockholder of such Stockholder; (vii) as to any Stockholder which is not a natural person, in the event that such Stockholder’s lenders require the pledge of all of such Stockholder’s assets as collateral under its senior credit facility, such Stockholder may pledge its Subject Shares to such lenders, provided that any transfer of the Subject Shares by such lenders shall be subject to the provisions of this Agreement.

(x)                                   “Person” means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

(y)                                 “Preferred Stock” shall have the meaning set forth in the recitals.

(z)                                   “Proportionate Percentage” means the percentage figure equal to the ratio between the number of shares of capital stock owned by a Stockholder and the aggregate number of shares of capital stock owned by all of the participating Stockholders at the date of determination.

(aa)                            “Qualified Public Offering” means a fully underwritten, firm commitment public offering, including a firm commitment underwriting performed by the Dutch auction method, pursuant to an effective registration statement filed under the Securities Act covering the

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offer and sale by the Corporation of shares of its Common Stock in which the aggregate price paid by the public for such shares shall equal or exceed $10,000,000.

(bb)                          “Registrable Securities” means all shares of Common Stock of the Corporation, including any Common Stock issued or issuable upon conversion of the Preferred Stock.  As to any particular Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144, (iii) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend to the effect set forth in the first paragraph of the form of legend required by Section 13 restricting further transfer shall have been delivered by the Corporation, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force, (iv) they shall be eligible for resale under Rule 144 (k), or (v) they shall have ceased to be outstanding.

(cc)                            “Registrable Securities Majority” shall mean Stockholders holding in the aggregate no less than fifty percent (50%) of the outstanding Registrable Securities.

(dd)                          “Registration Expenses” all expenses associated with the registration of Registrable Securities except for Selling Expenses.

(ee)                            “Securities” means any and all shares of, or any securities convertible or exercisable into shares of, capital stock of the Corporation.

(ff)                                “Securities Act” means the Securities Act of 1933, as amended.

(gg)                          “Seller Stockholder” shall have the meaning set forth in Section 16.

(hh)                          “Selling Expenses” means underwriting discounts and commissions, transfer taxes and the fees and expenses of separate counsel for the Stockholders.

(ii)                                  “Significant Stockholders” shall have the meaning set forth in Section 6.

(jj)                                  “Stockholder Representative” has the meaning set forth in Section 2(b).

(kk)                            “Stockholders” means a Stockholder of the Corporation who has agreed in writing to be bound by the provisions set forth herein and any transferee, other than the Corporation, of any of the Subject Shares including Beckman and the Majority Stockholder.

(ll)                                  “Strategic Partner” means any Third Party to whom the Corporation may issue Securities pursuant to a relationship, including, but not limited, to an acquisition or joint venture, between the Corporation and a Person which is, itself or through its subsidiaries, an operating company in a business related or synergistic to the business of the Corporation and in which the Corporation reasonably believes it will receive material benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital.

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(mm)                      “Subject Shares” means the Securities which are owned by a Stockholder who is a party hereto.

(nn)                          “Tag-Along Notice”  shall have the meaning set forth in Section 6(a).

(oo)                          “Third Party” means any Person other than the Corporation or the Stockholders, or an Affiliate of either of them.

(pp)                          “Transfer” means sell, give, transfer, exchange, bequeath, mortgage, assign, hypothecate, pledge, encumber, create a security interest in or lien on, or otherwise transfer or dispose of, whether voluntarily or involuntarily, or by operation of law.

(qq)                          “Transferring Stockholder” shall have the meaning set forth in Section 4.

2.                                       Voting Arrangements.

(a)                                  Election of Directors.  Each Stockholder shall vote all voting Securities of the Corporation over which such Stockholder has voting control and shall take all other actions within his, her or its control, including, without limitation, calling special meetings of Stockholders, attending meetings in person or by proxy for purposes of obtaining a quorum, executing written consents in lieu of meetings, approving amendments and/or restatements of the Corporation’s certificate of incorporation or by-laws and removing directors that take actions inconsistent with this Agreement or fail to take actions required to carry out the intent and purposes of this Agreement, so that:

(i)                                     the authorized number of directors on the Board shall be five (5) or such other number as may be established from time to time by resolution of the Board;

(ii)                                  for so long as Agencourt and its Affiliates or the successors thereto hold Securities representing no less than forty (40%) of the total Common Stock on a fully-diluted basis, two (2) individuals designated by Beckman shall be elected as members of the Board;

(iii)                               for so long as the Founders and their Affiliates or the successors thereto hold Securities representing no less than twenty percent (20%) of the total Common Stock on a fully-diluted basis, three (3) individuals designated by the Founders shall be elected as members of the Board;

(iv)                              any Board member designated by Beckman shall be removed from the Board upon the request of the Beckman and not otherwise, provided that nothing in this Agreement shall be construed to impair any rights that the Stockholders of the Corporation may have to remove any director for cause;

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(v)                                 any Board member designated by the Founders shall be removed from the Board upon the request of the Founders and not otherwise, provided that nothing in this Agreement shall be construed to impair any rights that the Stockholders of the Corporation may have to remove any director for cause;

(vi)                              in the event that any Board member designated by Beckman for any reason ceases to serve as a member of the Board during his or her term of office, Beckman shall have the right to designate a different individual, pursuant to this Section 2(a), to fill the vacant directorship

(vii)                           in the event that any Board member designated by the Founders for any reason ceases to serve as a member of the Board during his or her term of office, the Founders shall have the right to designate a different individual, pursuant to this Section 2(a), to fill the vacant directorship; and

(viii)                        if Beckman or the Founders fail to designate an individual to fill a directorship pursuant to the terms of this Section 2(a), the election of a person to such directorship shall be accomplished in accordance with the Corporation’s by-laws and applicable law.

(b)                                 Stockholder Proxy.  Each Stockholder other than Agencourt hereby appoints R. Brian McKernan (the “Stockholder Representative”) as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Stockholder’s voting Securities of the Corporation for the election and removal of directors and all other matters provided for in this Section 2.  The proxies and powers granted pursuant to this Section 2(b) are coupled with an interest and are given to secure the performance of this Agreement.  Such proxies and powers are irrevocable and binding upon each Stockholder and the successors, assigns, representatives and executors thereof until the termination of this Agreement.

3.                                       Restrictions on Transfer.

(a)                                  Except to the extent provided herein, no Stockholder shall, under any circumstances, Transfer any of the Subject Shares.  Any attempt by any Stockholder to Transfer any Subject Shares not in accordance with the terms of this Agreement shall be null and void and neither the issuer of such securities nor any transfer agent of such securities shall give any effect to such attempted Transfer in its stock records.

(b)                                 Each Stockholder agrees that, in addition to the other requirements imposed herein relating to Transfer, it will not Transfer any Subject Shares, except (i) pursuant to an effective registration statement under the Securities Act and the Delaware Securities Act, as amended, (ii) upon receipt by the Corporation of an opinion of counsel to the Stockholder reasonably satisfactory to the Corporation, or (iii) upon receipt of a no-action letter from the Securities and Exchange Commission addressed to the Corporation and reasonably satisfactory

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to the Board, to the effect that no registration statement is required because of the availability of an exemption from registration under the Securities Act.

4.                                       Transfers to Permitted Transferees.  Notwithstanding any provision herein to the contrary, a Stockholder may Transfer all or any of the Subject Shares to a Permitted Transferee who is an “accredited investor” under Regulation D of the Securities Act and agrees in writing to be bound by this Agreement.  In the event a Stockholder (the “Transferring Stockholder”) shall Transfer any or all of the Subject Shares to any Permitted Transferee, and in the further event that the Transferring Stockholder shall be required (or otherwise would have been required) to Transfer all or any of such Subject Shares to the Corporation pursuant to any provision hereof, then such person or entity to whom the Subject Shares have been transferred shall be required to Transfer all of such Subject Shares to the Corporation at such time and upon the same terms and conditions as are (or otherwise would have been) applicable to the Transferring Stockholder.  As a condition to any Transfer of Subject Shares, each Permitted Transferee shall sign and deliver an Accredited Investor Questionnaire and a Joinder Agreement to the Corporation.

5.                                       Right of First Refusal.  If a Stockholder (the “Offering Stockholder”) receives a bona fide offer to purchase, for cash or a promise to pay cash in installments, any or all of the Subject Shares and the Offering Stockholder desires to sell any or all of the Subject Shares to the person or entity making the bona fide offer, the Offering Stockholder shall first offer to sell such Subject Shares (the “Offered Shares”) to the existing Stockholders of the Corporation.  The Offering Stockholder shall make a written offer (the “Notice of Option”) to each Stockholder setting forth the price and other terms of the intended Transfer, which shall be the same price and terms as contained in the bona fide offer, and shall be delivered by the Offering Stockholder by certified or registered mail.  Each such Stockholder shall have the right, for a period of fifteen (15) days after the delivery of said Notice of Option, to elect to purchase any of the Offered Shares at the price and upon the terms set forth in the Notice of Option.  If any Stockholder desires to exercise such right within said fifteen (15)-day period, such Stockholder shall give written notice of that fact to the Offering Stockholder and the Corporation.  Each Stockholder may purchase any or all of the Offered Shares, up to its Proportionate Percentage.  If the Stockholders do not elect to purchase all of the Offered Shares, the Offering Stockholder shall be free for a period of thirty (30) days to Transfer the remaining unsold Offered Shares to the bona fide purchaser but not at a lower price or on more favorable terms than the price and terms stated in the Notice of Option.  Any of the Offered Shares not sold to such purchaser within said thirty (30)-day period shall again be subject to the rights of first refusal set forth in this Section 4.

6.                                       Tag-Along Right.  Subject to the terms and conditions specified in this Section 6, in the event that any Stockholder owning in the aggregate at least ten percent (10%) of the outstanding Securities (a “Significant Stockholder”) proposes to Transfer ten percent (10%) or more of the Subject Shares then owned by such Significant Stockholder (other than to the Corporation or a Permitted Transferee of such Significant Stockholder), such Significant Stockholder hereby grants to each Stockholder a tag-along right with respect to such Transfers of Subject Shares by the Significant Stockholder.  Each time a Significant Stockholder proposes to Transfer any Subject Shares pursuant to this Section 6, the Significant Stockholder shall comply with the following provisions:

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(a)                                  The Significant Stockholder shall deliver a written notice (“Tag-Along Notice”) to the other Stockholders stating (i) his bona fide intention to Transfer such Subject Shares, (ii) the proposed purchaser of the Subject Shares, (iii) the number of such Subject Shares to be sold, and (iv) the price and terms, if any, upon which he proposes to sell such Subject Shares.  By written notification received by the Significant Stockholder within fifteen (15) days after receipt of the Tag-Along Notice, each Stockholder may elect to sell, at the price and on the terms specified in the Tag-Along Notice, up to that portion of such Subject Shares which equals the proportion that the number of Securities of the Corporation issued and held by such Stockholder bears to the total number of Securities, on a Common Share Equivalent Basis, of the Corporation then outstanding as of the date of the Tag-Along Notice.  The Significant Stockholder shall not consummate any Transfer of Subject Shares to which this Section 6 is applicable unless the purchasers simultaneously purchase all of the Securities that the Stockholders have elected to sell pursuant to this Section 6(a).

(b)                                 If the Stockholders do not elect to exercise their rights to sell Subject Shares in any transaction specified in the Tag-Along Notice as provided in Section 6(a) hereof, the Significant Stockholder may, during the thirty (30)-day period following the delivery of the Tag-Along Notice, sell the Subject Shares proposed to be sold pursuant to the Tag-Along Notice upon the terms specified in the Tag-Along Notice.  Any of the Subject Shares proposed to be sold pursuant to the Tag-Along Notice which have not been sold within said thirty (30)-day period shall again be subject to the tag-along right set forth in this Section 6.

7.                                       Right of First Offer.  Subject to the terms and conditions specified in this Section 7, the Corporation hereby grants to each Stockholder a right of first offer with respect to future sales of Securities by the Corporation.  Each time the Corporation proposes to offer any Securities (“New Shares”), the Corporation shall first make an offering of such New Shares to each Stockholder in accordance with the following provisions:

(a)                                  The Corporation shall deliver a written notice (“Offer Notice”) to the Stockholders stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Shares.

(b)                                 By written notification received by the Corporation within fifteen (15) days after receipt of the Offer Notice, the Stockholder may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Shares which equals the proportion that the number of Securities issued and held by such Stockholder bears to the total number of Securities, on a Common Stock Equivalent Basis, of the Corporation then outstanding as of the date of the Offer Notice.

(c)                                  If all New Shares referred to in the Offer Notice are not elected to be obtained as provided in Section 7(b) hereof, the Corporation may, during the sixty (60)-day period following the delivery of the Offer Notice, offer the remaining unsubscribed portion of such New Shares to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Offer Notice.  If the Corporation does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder

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shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Stockholders in accordance herewith. Any of the New Shares which have been offered to the Corporation and which have not been sold within said sixty (60)-day period shall again be subject to the right of first offer set forth in this Section 7.

(d)                                 The right of first offer in this Section 7 shall not be applicable (i) to the issuance of shares of Common Stock (or Securities convertible into Common Stock) not to exceed 1,000,000 shares in the aggregate to employees, consultants or directors of the Corporation pursuant to the 2005 Plan (as amended from time to time); (ii) to or after consummation of a Qualified Public Offering; (iii) to the issuance of Securities pursuant to the conversion or exercise of convertible or exercisable Securities outstanding on the date of this Agreement or issued after the date of this Agreement in compliance with this Section 7; (iv) to the issuance of Securities pursuant to reclassifications, stock splits, stock dividends or like transactions; (v) to the issuance of Common Stock upon conversion of Preferred Stock; (vi) to the issuance of Securities in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, purchase of assets, exchange of stock or otherwise; (vii) to the issuance of Securities to Persons with which the Corporation has or is entering into business relationships (including customers, vendors and lenders), or (viii) to the issuance of Securities to a Strategic Partner; provided, however, that the exceptions set forth in clauses (vii) and (viii) shall be limited to issuances of Securities that do not exceed 2% in any one instance, and 10% in the aggregate, of the total issued and outstanding Securities determined, in each instance, at the time of such issuance and taking in account such issuance.

8.                                       Drag-Along Rights.  Subject to the right of first refusal in Section 5, if the Founders desire to effect a sale of the Corporation, the Founders shall notify the other Stockholders, in writing, of such desire and the terms and conditions of such proposed sale.  Notwithstanding any other provision of this Agreement, each Stockholder will take all necessary and desirable actions in connection with the consummation of such sale of the Corporation, and if such transaction is structured as a sale of Securities, within ten (10) business days of the receipt of such notice (or such longer period of time as the Founders shall designate in such notice) the Stockholders shall cause all their respective Securities to be sold to the designated purchaser on the same terms and conditions and for the same per share consideration as the Securities being sold by the Founders.  In furtherance of, and not in limitation of the foregoing, in connection with a sale of the Corporation, each Stockholder will consent to the sale of the Corporation and execute all documents containing such terms and conditions as those executed by other Stockholders, as directed by the Founders, as the case may be.  The Corporation will bear the costs and expenses incurred in connection with a sale of the Corporation.  The Corporation will not share costs incurred by any Stockholder on its own behalf.

9.                                       Market Stand-Still Agreement.  Each Stockholder hereby agrees that during the 180-day period following the effective date of a registration statement of the Corporation filed under the Securities Act, it shall not, to the extent requested by the Corporation and its underwriter, sell or otherwise transfer or dispose of (other than to a Person who agrees to be similarly bound) any Registrable Securities of the Corporation held by it at any time during such period except Securities included in such registration.  To enforce the foregoing covenant, (i) the Stockholders agree to execute a written agreement to this effect if requested by the Corporation,

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and (ii) the Corporation may impose stop-transfer instructions with respect to the Registrable Securities of the Stockholders (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

10.                                 Piggy-Back Registrations.

(a)                                  If the Corporation proposes to register any Securities under the Securities Act (other than by a registration on Form S-4 or Form S-8 or any successor or similar forms or in connection with an employee stock ownership plan, employee stock purchase plan or similar plan designed to facilitate employee ownership of the Corporation) whether for its own account or for the account of any other Person, the Corporation will, each such time, give prompt written notice to the Stockholders of its intention to do so and of the Stockholder’s rights under this Section 10.  Except as provided in the next sentence, upon written request of the Stockholders made within twenty (20) days after the receipt of any such notice, which request shall specify the Registrable Securities intended to be disposed of by the Stockholders, the Corporation will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Corporation has been so requested to register by the Stockholders, to the extent requisite to permit the disposition of the Registrable Securities to be registered, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Corporation proposes to register.  If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Corporation shall determine for any reason either not to register or to delay registration of such Securities, the Corporation may, at its election, give written notice of such determination to the Stockholders and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any of the Stockholder’s Registrable Securities in connection with such registration (but not from its obligation to pay all expenses in connection therewith) and (ii) in the case of a determination to delay registration, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities.  The Corporation will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Section 10.  The Corporation shall have no obligation to include Registrable Securities in a registration statement of the Corporation filed on Form S-1 with respect to an initial public offering of the Corporation’s Securities.

(b)                                 If the Corporation at any time proposes to register any Securities under the Securities Act as contemplated by Section 10, and such Securities are to be distributed by or through one or more underwriters, the Corporation will, if requested by the Stockholders as provided in Section 10, use its reasonable best efforts to arrange for such underwriters to include all Registrable Securities to be offered and sold by the Stockholders among the securities to be distributed by such underwriters; provided, however, that the Corporation shall have no such obligation unless the Stockholder accepts the terms of the underwriting as agreed upon by the Corporation and the underwriters selected by it; provided, further, that if the managing underwriter of such underwritten offering shall inform the Corporation and the Stockholders by written notice of its opinion that inclusion in such distribution of all or a specified number of such securities proposed to be distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such letter to state

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the basis of such belief and the approximate number of such Registrable Securities proposed so to be registered which may be distributed without such effect), then the Corporation may, upon written notice to the Stockholders, reduce (if and to the extent stated by such managing underwriter to be necessary to eliminate such effect), the number of Registrable Securities of the Stockholders (other than the Corporation) proposed to be included so that the resultant aggregate number of such Registrable Securities so included in such registration, together with the number of Securities to be included in the registration for the account of the Corporation, shall be equal to the number of shares stated in such managing underwriter’s letter.  Any cutback in the number of Registrable Securities of the Stockholders (other than the Corporation) shall be made on a pro rata basis determined by dividing the number of Registrable Securities each such Stockholder elected to be included in such registration by the aggregate number of Registrable Securities all such Stockholders elected to be included in such registration.

(c)                                  The rights granted pursuant to this Section 10 shall terminate upon the earliest of (i) 2 years from a Qualified Initial Public Offering, or (ii) such time as the Stockholders can Transfer their Subject Shares pursuant to Rule 144(k) of the Securities Act.

11.                                 Indemnification.

(a)                                  The Corporation agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, each holder of Registrable Securities, its affiliates and their respective officers, directors and partners and each Person who controls such holder (within the meaning of the Securities Act) against, and pay and reimburse such holder, affiliate, director, officer or partner or controlling Person for any losses, claims, damages, liabilities, joint or several, to which such holder or any such affiliate, director, officer or partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Corporation of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with any such registration, and the Corporation shall pay and reimburse such holder and each such affiliate, director, officer, partner and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Corporation by such holder of Registrable Securities expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Corporation has furnished such holder with a sufficient number of copies of the same.  In

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connection with an underwritten offering, the Corporation, if requested, shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b)                                 In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Corporation in writing such information and affidavits as the Corporation reasonably requests for use in connection with any such registration statement or prospectus and, shall indemnify and hold harmless the Corporation, its directors and officers, each underwriter and each other Person who controls the Corporation (within the meaning of the Securities Act) and each such underwriter against any losses, claims, damages, liabilities, joint or several, to which such holder of Registrable Securities or any such director or officer, any such underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Corporation by such holder of Registrable Securities expressly for use therein, and such holder shall reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided, however, that the obligation to indemnify and hold harmless will be individual and several to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)                                  Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

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(d)                                 The indemnification provided for under this Section 11 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the registration and sale of any Securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.  The Corporation also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Corporation’s indemnification is unavailable for any reason.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreements entered into among the selling holders of Registrable Securities, the Corporation and the underwriters in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling as to the Registrable Securities included in the public offering, provided, however, that if, as a result of this Section 11(e), any holder of Registrable Securities, its officers, directors, and partners and any Person controlling such holder is held liable for an amount which exceeds the aggregate proceeds received by such holder from the sale of Registrable Securities included in a registration, as provided in Section 11(b) above, pursuant to such underwriting agreement (the “Excess Liability”), the Corporation shall reimburse any such holder for such Excess Liability.

12.                                 Expiration of Provisions.  Except for Sections 9, 10 and 11, this Agreement shall expire upon a Qualified Public Offering, so that the restrictions imposed and rights granted hereunder shall not apply to dispositions of the Subject Shares.

13.                                 Certificate Legend.  All certificates representing Subject Shares, for so long as they are subject hereto, shall have endorsed upon them a legend evidencing the restrictions set forth herein in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT DATED AS OF APRIL 22, 2005 AMONG THE CORPORATION AND CERTAIN HOLDERS OF ITS CAPITAL STOCK, AS MAY BE AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION).

14.                                 Specific Performance.  In recognition of the immeasurable, irreparable harm that a violation of any of this Agreement would cause the Corporation, each Stockholder agrees that in addition to any other relief afforded by law, a temporary and permanent injunction against any and all violations may be immediately issued against the Stockholder and every other person concerned thereby, it being their understanding that both damages and an injunction shall be proper relief and are not to be considered alternative remedies.

15.                                 Delivery of Stock and Documents.  Upon the closing of any purchase of any of the Subject Shares pursuant to this Agreement, the seller shall deliver to the purchaser the following:  the certificate or certificates representing the Subject Shares being sold, duly endorsed for transfer and bearing such documentary stamps, if any, as are necessary, and such assignments,

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certificates of authority, tax releases, consents to transfer, instruments, and evidences of title of the seller and of his compliance with this Agreement as may be reasonably required by the purchaser or by counsel for the purchaser.

16.                                 Remedy for Failure to Transfer Shares.  In the event that a Stockholder shall be required to sell any of the Subject Shares pursuant to any provision hereof, and in the further event that the Stockholder is unable to, or for any reason does not, deliver the certificate or certificates evidencing the Subject Shares to the person who, or entity which, is or desires to purchase the Subject Shares, in accordance with the applicable provisions of this Agreement, the purchaser of the Subject Shares may deposit the purchase price for the Subject Shares, by good check, promissory note or both, as the case may be under the applicable provisions hereof, with any bank doing business within fifty (50) miles of the principal office of the Corporation, or with the Corporation’s certified public accountants, as agent or trustee, or in escrow, for the Stockholder who was required to sell (the “Seller Stockholder”), to be held by the bank or accountant until withdrawn by the Stockholder.  Upon the deposit by the purchaser of the purchase price for the Subject Shares and upon notice to the Seller Stockholder, the Subject Shares to be sold pursuant to the applicable provisions of this Agreement shall at such time be deemed to have been sold, assigned, transferred, and conveyed to the purchaser, the Seller Stockholder shall have no further rights thereto, and the Corporation shall record the transfer in its stock transfer book.

17.                                 Provisions Binding Upon Transferees.  In the event that, at any time or from time to time, any of the Subject Shares are transferred to any party, other than the Corporation, pursuant to any provision hereof, the transferee shall take such Subject Shares pursuant to all terms, conditions, and covenants of this Agreement as then in effect, and, as a condition precedent to the Transfer of such Subject Shares, the transferee shall agree, for and on behalf of himself or itself, his, her or its legal representatives, and his, her or its transferees and assigns, in writing to be bound by all provisions hereof.

18.                                 Amendments.  Any amendment to this Agreement or waiver of any provision hereof shall require the written consent of (i) holders of a majority of the issued and outstanding Subject Shares and (ii) the Founders.

19.                                 Governing Law.  The provisions hereof shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws provisions thereof.

20.                                 Notices.  Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by registered or certified mail which shall be addressed, in the case of the Corporation, to its principal office, and in the case of any Stockholder, to his residence or other address on file with the Corporation.

21.                                 Further Assurances.  The Stockholder shall execute and deliver any and all necessary documents or instruments and take all other action necessary or appropriate to carry out and effectuate the provisions hereof.

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22.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as of the date first written above.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

AGENCOURT PERSONAL GENOMICS, INC.

By:
	Name:	R. Brian McKernan
	Title:	President

STOCKHOLDERS:

AGENCOURT BIOSCIENCE CORPORATION

By:
	Name:	R. Brian McKernan
	Title:	President

FOUNDERS:

R. Brian McKernan

Paul J. McEwan

Kevin J. McKernan

Brendan L. McKernan

ADDITIONAL STOCKHOLDERS:

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JOINDER AGREEMENT

Attention: President of Agencourt Personal Genomics, Inc.

In consideration of the issuance to the undersigned of                      shares of Common Stock, par value $0.001, of Agencourt Personal Genomics, Inc., a Delaware corporation (the “Corporation”), the undersigned agrees that, as of the date written below, it shall become a party to that certain Stockholders Agreement, dated as of April 22, 2005 (as such agreement may have been or may be amended from time to time, the “Stockholders Agreement”), by and among the Corporation and the persons named therein, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed an Additional Stockholder for purposes thereof.

Executed as of the          day of                   ,           .

If the undersigned is an entity:
[Printed Name of Entity]

By:
[Signature of authorized person]

Name:

Title:

If the undersigned is a natural person:

[Printed Name of Natural Person]

Address of the undersigned:

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Exhibit E

FORM OF NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT, dated as of                          (this “Agreement”), is entered into among BECKMAN COULTER, INC., a Delaware corporation (“Beckman”), AGENCOURT BIOSCIENCE CORPORATION, a Delaware corporation (“Agencourt”) and                                   , an individual (“Covenantor”), and is ancillary to that certain Agreement and Plan of Merger, dated as of April 22, 2005 (the “Merger Agreement”), among Beckman, Agencourt and BCI New Co, Inc., a Delaware corporation (“MergerSub”), which provides for, among other things, the merger of Merger Sub with and into Agencourt, with Agencourt being the surviving corporation.  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, Covenantor owned beneficially and of record approximately                     % (the “Covenantor Interests”) of the issued and outstanding Common Stock of Agencourt (the “Common Shares”);

WHEREAS, pursuant to the Merger Agreement, Beckman acquired 100% of the issued and outstanding Common Shares;

WHEREAS, Covenantor has benefited from the transactions contemplated by the Merger Agreement through his former ownership of the Covenantor Interests; and

WHEREAS, the execution and delivery of this Agreement by Covenantor are conditions to the obligations of Beckman to consummate the transactions contemplated by the Merger Agreement, and Beckman would not consummate such transactions without the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Non-Competition.  Covenantor agrees that, for the period from the date hereof through                            [fifth anniversary] (the “Covenant Period”), Covenantor shall not directly or indirectly become employed by, become a director, officer, stockholder, equity owner, or partner of, or otherwise enter into, conduct, or advise (any of the foregoing, “participate in”), directly or indirectly, any business or endeavour, other than Agencourt or Newco, that is engaged in the Sequencing Business (as defined below).  Covenantor shall not be in violation of this Agreement solely by reason of investing in stock, bonds or other securities of any company engaged in the Sequencing Business (but without otherwise participating in such company), if (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended and (ii) such investment by Covenantor does not exceed, in the case of any class of the capital stock of any one issuer, five percent (5%) of the issued and outstanding shares of such capital stock or, in the case of bonds or other securities, one percent (5%) of the aggregate principal amount thereof issued and outstanding.  “Sequencing Business” means the services and reagent business conducted by Agencourt on the Closing Date of the Merger Agreement, but for purposes of this noncompetition convenant specifically does not include the business of Newco; provided, however, that so long as Covenantor is employed by Agencourt, he shall spend a majority of his time on Agencourt’s business.

2.                                       Nonsolicitation.  Covenantor agrees that, during the Covenant Period, Covenantor shall not (without the prior written consent of Beckman) cause or induce, or attempt to cause or induce, any employee of Agencourt to terminate his or her employment with Agencourt.  This nonsolicitation covenant shall not apply to the solicitation of Polony Employees in compliance with Section 6.3(f) of the Merger Agreement.

3.                                       Necessity for Noncompetition and Nonsolicitation.  In connection with this Agreement, Beckman and Covenantor each acknowledge and agree that the following statements are true, and are the basis upon which this Agreement has been made:

(a)                                  This Agreement is entered into as a part of the Merger Agreement, each of the covenants set forth in this Agreement is an essential element of the Merger Agreement and, but for the agreement of Covenantor to comply with these covenants, Beckman would not have entered into the Merger Agreement.

(b)                                 Covenantor has independently consulted with his counsel and after such consultation agrees that the covenants set forth in this Agreement are reasonable and proper.

(c)                                  Covenantor has had access to confidential and proprietary information about Agencourt, its business, operations and strategy (the “Agencourt Information”).  The Agencourt Information is a substantial and important part of the value of Agencourt, and an important basis on which the terms of transactions contemplated by the Merger Agreement have been determined.  Because of the fact that Beckman is paying substantial consideration for the value and benefit of the Agencourt Information, competition by Covenantor with Agencourt in the Sequencing Business would not be fair, and this Agreement is a method to prevent such unfair competition from Covenantor.  The parties acknowledge and agree that the restraints contained in this Agreement are necessary to protect such value and benefit.

(d)                                 This Agreement, and compliance with it, will not cause any particular hardship on Covenantor.

(e)                                  In view of the substantial value being paid by Beckman to the Covenantor as a result of the consummation of the transactions contemplated by the Merger Agreement, the parties acknowledge and agree that the time during which this Agreement will remain in effect is reasonable.  The parties acknowledge that it will take the duration of the Covenant Period for Covenantor’s knowledge of the Agencourt Information and Covenantor’s ability to influence the relationships of the business of the Company or Beckman or its Affiliates to diminish to the point where competition from Covenantor would be reasonable and fair.

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4.                                       Injunctive Relief.  Covenantor acknowledges that any breach or violation of the terms of this Agreement will cause irreparable harm, damage and injury to Beckman and its Affiliates.  Because of the importance of the business of the Company, which this Agreement attempts to protect, and the inability to determine the extent that such business may be damaged in the event of a breach of this Agreement or the dollar amount of such damage, Beckman and Covenantor each acknowledge and agree that Beckman could not be adequately compensated for breach of this Agreement by an award of damages, but that equitable relief in the form of a temporary restraining order, temporary injunction, or permanent injunction, including a mandatory injunction, or other equitable relief, is necessary in order to insure that Beckman receives the benefit of the bargain represented by this Agreement, and the Merger Agreement to which this Agreement is ancillary.  Accordingly, the parties acknowledge and agree that in addition to, and without limitation upon, any right or remedy which Beckman may have at law, Beckman and its Affiliates shall have the right to specifically enforce performance of this Agreement by equitable or injunctive means.

5.                                       Severability.  The provisions of this Agreement shall be severable and separable, and the invalidity or unenforceability of any part of this Agreement shall not invalidate any other part of this Agreement.  Further, if any provision of this Agreement is found to be invalid or unenforceable, it shall automatically be modified to the extent necessary to make it valid and enforceable.

6.                                       Enforceability.  It is the desired intent of the parties hereto that the provisions of this Agreement shall be enforceable to the fullest extent permissible in each jurisdiction in which such enforcement is sought.  Accordingly, if any portion of the restrictive covenants contained in this Agreement is held by any court of competent jurisdiction to be unreasonable, arbitrary, against public policy or otherwise invalid or unenforceable, then such restrictive covenants shall be considered divisible both as to time and as to geographical area, and each month of the Covenant Period shall be deemed a separate period of time, and each country, state, county, city, parish or other local jurisdiction shall be deemed a separate geographical area, so that the court may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to a lesser period of time or a smaller geographical area that is determined to be reasonable, not arbitrary, not against public policy and valid and enforceable by Beckman, such amendment or reformation to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

7.                                       Governing Law.  This Agreement shall be governed by the internal law of the State of New York, without regard to the principles of the conflict of laws thereof.

8.                                       Entire Agreement; Amendment.  This Agreement constitutes the complete and exclusive agreement and understanding of the parties with respect to the subject matter contained herein.  This Agreement replaces and supersedes all prior agreements, negotiations, statements, memoranda and understandings, whether oral or written, by and among the parties of any of them.  Any proposed modification, alteration, or addendum to this Agreement shall be deemed valid only when reduced to writing and executed by the party sought to be bound thereby.

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9.                                       Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.                                 Succession and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors, and permitted assigns.  No party may assign this Agreement or any of such party’s rights, interests or obligations hereunder without the prior written consent of the other parties hereto; provided that Beckman may assign this Agreement or its rights, interests and obligations hereunder to any of its Affiliates.

12.                                 Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given (i) upon actual receipt, when delivered by hand, (ii) upon receipt of transmission confirmation, when sent by facsimile, (iii) three days after mailing by registered or certified mail within the United States, (iv) one day after sending by overnight courier (with postage prepaid and confirmation requested) within the Unites States and (v) two days after sending by international courier (with postage prepaid and confirmation requested).

(a)                                  If to Beckman, to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention: General Manager

with copies to:

Beckman Coulter, Inc.

4300 North Harbor Boulevard

Fullerton California 92834-3100

Attention:  General Counsel

Fax (714) 773-7936

(b)                                 If to Covenantor, to:

[The remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BECKMAN COULTER, INC.

By
Name:
Title:

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